Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

among

AAR INTERNATIONAL, INC.,

AAR MANUFACTURING, INC.,

TRANSDIGM INC.

and

TRANSDIGM GERMANY GMBH

Dated as of February 20, 2015

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Appendices:
Appendix A	Definitions
Appendix B	Acquired Companies
Appendix C	Joint Ventures

Exhibits:
Exhibit A	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Term Sheet for Goldsboro Real Estate Lease
Exhibit C	Release Agreement
Exhibit D	Transition Services Agreement

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of February, 2015 by and among AAR International, Inc., an Illinois corporation (“AAR International”), AAR Manufacturing, Inc., an Illinois corporation (“AAR Manufacturing” and, together with AAR International, “Sellers”), TransDigm Inc., a Delaware corporation (“Buyer”), and TransDigm Germany GmbH, a limited liability company incorporated under the law of Germany, with registered seat in Ingolstadt, Germany, registered with the commercial register of the Local Court of Ingolstadt, Germany, under HRB 7144 (“German Buyer”).

BACKGROUND

A. AAR Manufacturing and certain Subsidiaries of AAR International own and operate the Business.

B. Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Sellers, the Shares and the Telair U.S. Assets, and Buyer desires to assume the Assumed Liabilities, as more specifically provided herein.

TERMS

In consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Specific Definitions. As used in this Agreement, the terms identified on Appendix A attached hereto shall have the meanings set forth or referred to in Appendix A.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.

(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars.”

(d) All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP.

(e) References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

Section 2.1 Purchase and Sale of the Business. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)

(i) AAR International shall sell, convey, transfer, assign and deliver to German Buyer, and German Buyer shall purchase from AAR International, all of AAR International’s right, title and interest in and to the Shares of Telair, free and clear of all Encumbrances; the Shares (Geschäftsanteile) of Telair shall not pass in rem (dinglich) on the basis of this Agreement but shall be transferred in a separate transfer agreement (the “Telair Transfer Deed”), which AAR International and German Buyer shall conclude before a notary public in Germany or Switzerland on or prior to the Closing Date notarizing the Telair Transfer Deed; provided, however, that the transfer of the Shares of Telair under the Telair Transfer Deed shall be subject to the condition precedent (aufschiebende Bedingung) of the payment of the Initial Purchase Price in accordance with Section 2.5(b) and 2.5(c)(i); and

(ii) AAR International shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from AAR International, all of AAR International’s right, title and interest in and to the Shares of Nordisk, free and clear of all Encumbrances; and

(b) AAR Manufacturing shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from AAR Manufacturing, all of AAR Manufacturing’s right, title and interest in and to (i) all of the assets, rights, interests and properties of AAR Manufacturing that are used in the Telair U.S. Business, including the assets set forth in Section 2.1(b)(i) of the Seller Disclosure Letter, and (ii) all of the assets, rights, interests and properties that are owned, leased or licensed by AAR Manufacturing and are used in the Nordisk Business and/or the Telair Europe Business, including the assets set forth in Section 2.1(b)(ii) of the Seller Disclosure Letter (such assets described in clauses (i) and (ii) are collectively referred to herein as the “Telair U.S. Assets”), in each case, as the same shall exist as of the Effective Time free and clear of all Encumbrances, except Permitted Encumbrances.

Notwithstanding anything to the contrary contained in this Agreement, each Seller may retain copies of any Contract, Books and Records or any other document or materials that are included in the Business Assets.

Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, there shall be excluded from the sale, conveyance, assignment or transfer from AAR Manufacturing to Buyer hereunder, and the Telair U.S. Assets shall not include, the following assets and properties (such retained assets and properties are collectively referred to herein as the “Excluded Assets”):

(a) all (i) cash and cash equivalents, wherever located, including bank balances and cash and cash equivalents in bank accounts, monies in the possession of any banks, savings and loans or trust companies and similar cash items on hand, (ii) bank accounts of AAR Manufacturing and (iii) investment securities and other short- and medium-term investments of AAR Manufacturing, but in each case excluding (A) escrow monies and funds held in trust (other than funds held in trust in connection with Seller Benefit Plans that are Excluded Assets) and (B) security deposits in the possession of landlords, utility companies or Governmental Authorities (items (A) and (B) collectively, “Cash Deposits”);

(b) the Owned Real Property of AAR Manufacturing;

(c) all refunds of Taxes of any Seller;

(d) all Tax Returns (and related work papers and work product) of any Seller;

(e) except as expressly provided in Section 5.4, all Seller Benefit Plans and any funds held in trust in connection with such Seller Benefit Plans;

(f) the Seller Trademarks;

(g) the Contracts, computer hardware, stored data, software and documentation owned or licensed by AAR Manufacturing and listed in Section 2.2(g) of the Seller Disclosure Letter;

(h) any rights or benefits pursuant to any insurance policies of AAR Manufacturing (whether intercompany, self-insurance or otherwise); provided, however, that following the Closing, to the extent acceptable to the insurance carriers of Sellers to which the claim applies, Buyer and its Affiliates (including the Business) shall continue to have access to, be entitled to make claims on, cause Sellers or its Affiliates to make a claim on (on behalf of Buyer), be entitled to claim benefits from or seek coverage under occurrence based insurance policies of Sellers that relate to any claim, act, omission, event, circumstance, occurrence or loss related to the Business Assets, the Transferred Employees or the Assumed Liabilities that occurred or existed on or prior to the Closing Date, it being understood that Buyer shall be responsible for any deductibles or retentions, as well as any costs or expenses, associated with any such claims;

(i) any causes of action, lawsuits, judgments, claims and demands of any nature of AAR Manufacturing that arose or arise or relate to events that occur prior to, at or following the Closing but only if the same arose, arise out of, or are related to, any of the other Excluded Assets, whether arising by way of counterclaim or otherwise;

(j) any governmental licenses, permits and approvals of AAR Manufacturing, including Environmental Permits, that (i) do not exclusively relate to the Business or (ii) exclusively relate to the Business but their transfer is not permitted by Law;

(k) any Books and Records of AAR Manufacturing (i) to the extent they relate to the businesses of AAR Manufacturing or any of its Affiliates (other than the Business); (ii) that AAR Manufacturing or any of its Affiliates are required to retain pursuant to Law or (iii) that relate primarily to the Excluded Assets; and

(l) any other assets or rights listed in Section 2.2(l) of the Seller Disclosure Letter.

To the extent any Excluded Asset is owned, leased or licensed by an Acquired Company or the Satair JV, such assets shall be transferred, prior to Closing, from the applicable Acquired Company or the Satair JV to AAR International or such other entity as directed by AAR International, with such transfer being characterized by the parties hereto as a distribution made prior to the Effective Time. Notwithstanding anything herein to the contrary, in accordance with Section 2.4 Buyer shall pay AAR International for any and all cash, cash equivalents and cash items that are held by any Acquired Company or the Satair JV at the Closing (such amount expressed in U.S. Dollars regardless of its current currency or form, the “Closing Cash Amount”), which amounts shall be subject to adjustment pursuant to Section 2.6; provided that for purposes hereof (i) the “Closing Cash Amount” shall be reduced by the aggregate balance of all outstanding checks as of the Closing, (ii) with respect to cash and cash equivalents of the Satair JV, only 70.5% of such cash and cash equivalents shall be included in the calculation of the “Closing Cash Amount,” (iii) only 65% of the aggregate amount of such cash and cash equivalents held in bank accounts in Germany as of the Closing in excess of $2,000,000 shall be included in the calculation of the “Closing Cash Amount,” and (iv) only 65% of the aggregate amount of such cash and cash equivalents held in bank accounts in Norway and Sweden as of the Closing in excess of $1,500,000 shall be included in the calculation of the “Closing Cash Amount.”

Section 2.3 Assumption of Assumed Liabilities; Excluded Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume from Sellers, as applicable, and fully pay, discharge, satisfy and perform when due, the following debts, liabilities, and obligations (collectively, the “Assumed Liabilities”):

(i) all of the Liabilities arising under or relating to the Telair U.S. Assets, whether arising prior to or following the Closing; and

(ii) all of the Liabilities assumed by Buyer pursuant to Section 5.4 and all of the other Liabilities relating to the Transferred Employees.

Buyer’s obligations under this Section 2.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.

(b) Any Liability of Sellers to the extent it is not an Assumed Liability is an excluded liability (collectively, the “Excluded Liabilities”), and Buyer and its Affiliates will not assume or be obligated to pay, discharge, satisfy or perform any such debts, liabilities or obligations. Without limiting the generality of the foregoing, the following are Excluded Liabilities and Buyer and its Affiliates will not assume or be obligated to pay, discharge, satisfy or perform any of the following Liabilities:

(i) all of the Liabilities arising under or relating to any Excluded Assets, whether arising prior to or following the Closing;

(ii) all of the Liabilities arising under or relating to any Seller Benefit Plan unless expressly assumed by Buyer pursuant to Section 5.4; and

(iii) all loans, advances or other Liabilities or obligations by either Seller to any Affiliate of Sellers.

Section 2.4 Purchase Price.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall (a) pay to Sellers in cash (i) $725,000,000, less (ii) the Escrow Amount, if any, plus (iii) the Estimated Closing Cash Amount, less (iv) the Sale Bonus Amount, less (v) the Estimated Business Indebtedness Amount, plus (vi) the Contract Adjustment Amount (as described and defined in Section 2.4 of the Seller Disclosure Letter), to the extent payable pursuant to Section 2.4 of the Seller Disclosure Letter, and (b) assume the Assumed Liabilities ((a) and (b), collectively, and as adjusted in accordance with Section 2.6, the “Purchase Price”); provided, however, that any portion of the Purchase Price allocated to the Shares of Telair pursuant to Section 2.8 shall be paid by German Buyer.

(b) At the Closing, if required by Section 2.4(a) of the Seller Disclosure Letter, Buyer shall deposit with the Escrow Agent an amount equal to $20,000,000 (the “Escrow Amount”), which shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

Section 2.5 Closing; Delivery and Payment.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 W. Wacker Dr., Chicago, IL 60601 at 10:00 am Chicago time, on the fifth Business Day following the date on which all the conditions to Closing in Article VI are satisfied or waived (other than those which, by their nature, are to be satisfied at the Closing, but subject to such satisfaction), or on such other date or at such other time as may be mutually agreed upon in writing by Buyer and Sellers, including via electronic exchange of documents and signatures (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”).

(b) Estimated Closing Statement. Not later than two days prior to the Closing Date, Sellers shall deliver to Buyer a statement (the “Estimated Closing Statement”) containing (i) an estimated consolidated balance sheet of the Business as of the Effective Time, prepared in accordance with GAAP, except for the use of accounting practices, principles and methodologies reflected in Section 2.6(a) of the Seller Disclosure Letter, and (ii) Sellers’ good faith estimates of the Closing Cash Amount (the “Estimated Closing Cash Amount”) and Business Indebtedness (the “Estimated Business Indebtedness Amount”), together with Sellers’ calculation of the Purchase Price payable at Closing pursuant to Section 2.4 based on such estimates (the “Initial Purchase Price”).

(c) Delivery and Payment. At the Closing:

(i) Buyer shall pay the Initial Purchase Price to Sellers in immediately available funds by wire transfer to the account or accounts designated in writing not less than two Business Days prior to the Closing Date by Sellers;

(ii) Buyer shall fund the payment of the Sale Bonus Amount and cause such payment to be made within five Business Days after the Closing to those Business Employees, and in the amounts, specified by Sellers in writing prior to the Closing;

(iii) German Buyer and AAR International shall inform the notary public notarizing the Telair Transfer Deed by providing a joint written confirmation in order to provide evidence of the fulfillment of the condition precedent of the Telair Transfer Deed, so that the notary public can file the revised shareholder(s) list (Gesellschafterliste) with the commercial register competent for Telair setting out German Buyer holding the entire shares in Telair without undue delay upon delivery of the written confirmation;

(iv) AAR International shall deliver to, or as directed by, Buyer, to the extent the Shares are certificated, certificates evidencing the Shares, duly endorsed or accompanied by a duly executed instrument of transfer and, to the extent the Shares are not certificated, other customary evidence of ownership;

(v) The parties will instruct the notary public notarizing the Telair Transfer Deed to deliver in advance to German Buyer and to Sellers simultaneously electronic pdf copies of the Telair Transfer Deed and the Ancillary Agreements, each duly executed by such party, as the case may be;

(vi) The parties shall deliver executed copies of each of the Ancillary Agreements, as applicable; and

(vii) Each Seller and Buyer shall deliver such documents as are required pursuant to Article VI.

Section 2.6 Post-Closing Adjustments.

(a) Within 90 days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth, as of the Effective Time, the Net Working Capital, the Closing Cash Amount and any Business Indebtedness (the “Closing Statement”), which statement shall be derived from balance sheets of the Business as of the Effective Time, prepared in accordance with GAAP, except for the use of accounting practices, principles and methodologies reflected in Section 2.6(a) of the Seller Disclosure Letter. From the date of the delivery of the Closing Statement until the end of the Sellers’ Review Period, Buyer shall provide Sellers and their accountants reasonably requested access to the Books and Records, any other information (including the work papers of its accountants) and to any management employees, to the extent necessary for Sellers to review the Closing Statement. Buyer agrees that following the Closing and prior to the determination of the Final Closing Statement, it shall neither alter nor destroy any of the Books and Records on which the Closing Statement is to be based.

(b) Sellers shall, within 30 days after the delivery by Buyer of the Closing Statement (the “Sellers’ Review Period”), complete its review of the Net Working Capital, the Closing Cash Amount and any Business Indebtedness reflected on the Closing Statement. The Closing Statement shall be binding and conclusive upon, and deemed accepted by, Sellers unless Sellers shall have notified Buyer in writing prior to the expiration of the Sellers’ Review Period of any good faith objection thereto (the “Sellers’ Objection”). The Sellers’ Objection shall set forth a specific description of the basis of the Sellers’ Objection and the specific adjustments to the Net Working Capital, the Closing Cash Amount and/or Business Indebtedness reflected on the Closing Statement which Sellers believe should be made. Any items not disputed in a valid Sellers’ Objection shall be deemed to have been accepted by Sellers and shall be final and binding.

(c) If Sellers and Buyer are unable to resolve all of their disputes with respect to the Closing Statement within 15 days following Buyer’s receipt of Sellers’ Objection to such Closing Statement pursuant to Section 2.6(b), they shall refer their remaining differences to the CPA Firm for decision, which decision shall be final and binding on the parties upon delivery of the written opinion set forth in sub-clause (iii) below. The procedure and schedule under which any dispute shall be submitted to the CPA Firm shall be as follows:

(i) Within 15 days following the expiration of the period referred to in paragraph (c) above, Buyer or Sellers may submit any unresolved portion of Sellers’ Objection to the CPA Firm in writing (with a copy to the other party), supported by any documents and/or affidavits upon which it relies.

(ii) Within 15 days following submission of the unresolved portion of Sellers’ Objection as specified in sub-clause (i) above, the other party shall submit a response to the CPA Firm in writing (with a copy to the party that submitted such unresolved portion to the CPA Firm), supported by any documents and/or affidavits upon which they rely.

(iii) Buyer and Sellers shall request that the CPA Firm deliver its written opinion within 20 days following its receipt of the information provided for in sub-clause (ii) above, or such longer period of time as the CPA Firm determines is necessary, but not to exceed 30 days. The scope of the disputes to be resolved by the CPA Firm is limited to the unresolved portion of the Sellers’ Objection. In resolving any disputed items, the CPA Firm may not assign a value to any particular item greater than the greatest value for such item claimed by Buyer or Sellers or less than the smallest value for such item claimed by Buyer or Sellers. Buyer and Sellers shall make readily available to the CPA Firm all relevant Books and Records and any work papers (including those of the parties’ respective accountants) relating to the Closing Statement and all other items reasonably requested by the CPA Firm.

Any expenses relating to the engagement of the CPA Firm shall be allocated between Buyer and Sellers so that Sellers’ share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items of Sellers’ Objection submitted to the CPA Firm that are unsuccessfully disputed bears to (y) the total amount of all disputed items of Sellers’ Objection submitted to the CPA Firm. Sellers, on the one hand, and Buyer, on the other, shall each bear the fees of their respective auditors and advisors incurred in connection with the determination and review of the Closing Statement.

(d) The Closing Statement shall become final and binding on the parties upon the earliest of (i) if no Sellers’ Objection has been given, the expiration of the period within which Sellers must make the Sellers’ Objection pursuant to Section 2.6(b), (ii) agreement in writing by Sellers and Buyer that the Closing Statement, together with any modifications thereto agreed by Sellers and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Closing Statement. The Closing Statement, as submitted by Buyer if no timely Sellers’ Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, is herein referred to as the “Final Closing Statement.”

(e) Within five Business Days following the determination of the Final Closing Statement, the adjustment payment payable pursuant to this Section 2.6(e) (the “Adjustment Payment”) and interest (as described below) thereon shall be paid by wire transfer of immediately available funds to a bank account designated by Sellers or Buyer, as the case may be. The Adjustment Payment shall be equal to the absolute value of the Post-Closing Difference. For purposes of this Agreement, the “Post-Closing Difference” shall mean (i) the Net Working Capital, as reflected on the Final Closing Statement, minus the Working Capital Target, plus (ii) the Closing Cash Amount, as reflected on the Final Closing Statement, minus the Estimated Closing Cash Amount, minus (iii) the amount of the Business Indebtedness reflected on the Final Closing Statement, minus the Estimated Business Indebtedness Amount. The Adjustment Payment shall be payable by Buyer to Sellers if the Post-Closing Difference is positive, and by Sellers to Buyer if the Post-Closing Difference is negative. The Adjustment Payment shall bear interest from the date on which the Final Closing Statement becomes final and binding to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment. Any adjustment or non-adjustment to the Purchase Price shall not form the basis for any claim for damages pursuant to this Agreement. The parties’ payment obligations under this Section 2.6 will not be subject to offset or reduction by reason of any actual or alleged breach of, or inaccuracy in, any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements, and any right or alleged right of indemnification hereunder or for any other reason or under any other agreement.

Section 2.7 Taxes and Fees. Notwithstanding any provision in this Agreement to the contrary, all sales, use, transfer, excise, ad valorem, value added, stamp, conveyance, mortgage, intangible, documentary recording and other similar taxes, license and registration fees, and recording fees, if any, imposed by any Governmental Authority upon the transfer of the Shares or the Telair U.S. Assets hereunder and the filing of any instruments (the “Transfer Taxes”) shall be paid one-half by Buyer and one-half by Sellers, except that (A) any Transfer Taxes due to any German Governmental Authority, and (B) any notarial fees out of or in connection with the notarization of the transfer of the Shares (including, for the avoidance of doubt, the Telair Transfer Deed), in each case, shall be paid solely by German Buyer. Sellers, Buyer and German Buyer shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes or notarial fees; including providing notice of the transaction as contemplated by Section 2.7 of the Seller Disclosure Letter to the applicable German Governmental Authorities within 14 days following the date hereof.

Section 2.8 Allocation of Purchase Price. The Purchase Price shall be allocated among Sellers in the manner set forth in Section 2.8 of the Seller Disclosure Letter. Additionally, Sellers and Buyer agree that the Purchase Price shall be further allocated among the Shares and the Telair U.S. Assets sold by Sellers and Sellers’ covenant not to compete described in Section 5.11 on the basis of an allocation (the “Allocation”) prepared substantially consistent with Section 2.8 of the Seller Disclosure Letter, except for any such changes that are required by changes in the Business or the Telair U.S. Assets occurring between the date of this Agreement and the Closing. The Allocation shall be prepared by Buyer for the review and approval of Sellers, which shall not be unreasonably withheld or denied, within 20 Business Days after the date on which the Final Closing Statement is determined. If within 30 days after delivery of the Allocation, Sellers notify Buyer in writing that Sellers object to the allocation set forth in the Allocation, Buyer and Sellers shall use commercially reasonable efforts to resolve such dispute within 20 days thereafter. In the event that Buyer and Sellers are unable to resolve such dispute within such 20 days, Buyer and Sellers shall, within 10 days after such 20-day period, submit such disputed items to the CPA Firm for resolution under the procedures set forth in Section 2.6(c). Buyer and Sellers shall make available to the CPA Firm, in connection with the foregoing, all relevant work papers relating to the Allocation calculation. The final version of the Allocation as determined in accordance with the foregoing shall become part of this Agreement for all purposes. Sellers and Buyer agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder or any other similar provision under Law, as and when required, the Allocation of the Purchase Price, as adjusted, among the Shares, the Telair U.S. Assets and Sellers’ covenant not to compete described in Section 5.11 in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594). Neither Buyer nor Sellers shall take any position (whether in audits,

Tax Returns, or otherwise) that is inconsistent with such Allocation unless required to do so by Law or by a final determination by the applicable Governmental Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, which shall be arranged in accordance with Section 9.7, each Seller represents and warrants to Buyer as follows:

Section 3.1 Organization and Authority. Each Seller, each of the Acquired Companies and the Satair JV has been duly incorporated or formed, is validly existing and is in good standing under the laws of its jurisdiction of incorporation or formation (to the extent such concept is legally recognized under the laws of the jurisdiction of its incorporation or formation), with the requisite power (corporate or otherwise) and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Each Seller has the full power (corporate or otherwise) and authority to enter into this Agreement or the Ancillary Agreements, as the case may be, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyer and German Buyer, constitutes a legal, valid and binding agreement of each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Principles”), and no other proceedings on the part of either Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. At Closing, the Ancillary Agreements will be duly authorized, executed and delivered by each Seller, as applicable, and, assuming due authorization, execution and delivery by Buyer or German Buyer, as applicable, will constitute legal, valid and binding agreements of each Seller, as applicable, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Principles.

Section 3.2 No Conflict. The execution and delivery of this Agreement and each Ancillary Agreement to which any Seller is or will be a party, the consummation of the transactions contemplated hereby and thereby or the compliance by Sellers with the terms and provisions of this Agreement and each such Ancillary Agreement will not (a) violate any provision of the certificate of incorporation or by-laws or similar organizational documents of any Seller, Acquired Company or the Satair JV; (b) assuming all of the consents, approvals, authorizations, filings or notifications to or of Governmental Authorities contemplated by Section 3.10 are made or obtained, violate any Law or any injunction, order or decree of any Governmental Authority to which any Seller, any Acquired Company or the Satair JV is subject; (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of consent, termination, cancellation, amendment or acceleration of any material obligation or loss of a material benefit under any Significant Contract; or (d) result in the creation of any Encumbrance (other than a Permitted Encumbrance or any Encumbrances created by actions of Buyer or its Affiliates) on any material Business Asset.

Section 3.3 Financial Information; No Undisclosed Liabilities.

(a) Section 3.3(a) of the Seller Disclosure Letter sets forth:

(i) the unaudited combined balance sheets of the Nordisk Business as at May 31, 2014 and May 31, 2013, and the related unaudited combined statements of income prepared by management for each of the fiscal years then ended;

(ii) the unaudited combined balance sheets of the Telair Europe Business as at May 31, 2014 and May 31, 2013, and the related unaudited combined statements of income prepared by management for each of the fiscal years then ended;

(iii) the unaudited combined balance sheets of the Telair U.S. Business as at May 31, 2014 and May 31, 2013, and the related unaudited combined statements of income prepared by management for each of the fiscal years then ended (the items described in the foregoing subsections (i) through (iii) are collectively referred to as the “Annual Financial Information”);

(iv) an unaudited combined balance sheet of the Nordisk Business as at November 30, 2014 and the related unaudited combined statement of income prepared by management for the six-month period then ended;

(v) an unaudited combined balance sheet of the Telair Europe Business as at November 30, 2014 and the related unaudited combined statement of income prepared by management for the six-month period then ended; and

(vi) an unaudited combined balance sheet of the Telair U.S. Business as at November 30, 2014 and the related unaudited combined statement of income prepared by management for the six-month period then ended (the items described in the foregoing subsections (iv) through (vi) are collectively referred to as the “Interim Financial Information” and, together with the Annual Financial Information, the “Financial Information”).

(b) The Financial Information fairly presents in all material respects the financial condition and the results of operations of the Nordisk Business, the Telair Europe Business and the Telair U.S. Business, as applicable, as at the respective dates of and for the periods referred to in such Financial Information, all in accordance with GAAP consistently applied throughout the periods indicated and are consistent in all material respects with the books and records of Sellers (with respect to the Business), the Acquired Companies and the Satair JV, subject to (i) the absence of footnotes, (ii) the use of the accounting practices, principles and methodologies reflected in Section 2.6(a) of the Seller Disclosure Letter, (iii) in the case of the Financial Information of the Telair U.S. Business, deferred tax accounts have not been added on a pro-forma division-level basis, and (iv) in the case of the Interim Financial Information, to normal recurring year-end adjustments. Sellers make no other representations with regard to the Financial Information. Buyer acknowledges that (x) the Financial Information was prepared solely for the purpose of this Agreement, (y) the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information and (z) the Financial Information includes allocations and estimates not necessarily indicative of the costs that would have resulted if the Business had been operated and conducted on a stand-alone basis as a separate entity during such periods or indicative of such costs that will result following the Closing.

(c) Other than (i) Liabilities that are reflected in the Financial Information, (ii) Liabilities disclosed or referred to in the Seller Disclosure Letter, (iii) Excluded Liabilities; and (iv) current Liabilities or obligations arising since November 30, 2014 in the ordinary course of business, the Business does not have any Liabilities or obligations of any nature that would be required by GAAP to be reflected on a balance sheet of the Nordisk Business, the Telair Europe Business or the Telair U.S. Business, as applicable.

Section 3.4 Absence of Certain Changes. From November 30, 2014 to the date of this Agreement, Sellers, the Acquired Companies and the Satair JV have conducted the Business in the ordinary course consistent with past practice and there has not been a Material Adverse Effect or any event that would reasonably be expected to have a Material Adverse Effect or that would materially impair or delay the ability of Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing and except as contemplated by this Agreement, since November 30, 2014 to the date of this Agreement, none of Sellers, the Acquired Companies or the Satair JV has taken, or agreed or committed to take, any action that if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 5.3(a) of this Agreement.

Section 3.5 Real Property.

(a) Except for the real property set forth in Section 3.5(a) of the Seller Disclosure Letter (the “Owned Real Property”), none of the Acquired Companies, the Satair JV or AAR Manufacturing (solely with respect to the Business) owns any real property, inheritable building right, or in-rem lease. AAR Manufacturing or the applicable Acquired Company has good fee simple title to the Owned Real Property as set forth in Section 3.5(a) of the Seller Disclosure Letter, free and clear of Encumbrances, except for Permitted Encumbrances and for such failure(s) that would not materially and adversely affect the ability of AAR Manufacturing to perform its obligations under the Goldsboro Real Estate Lease.

(b) Section 3.5(b) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, (i) the address and location of all Leased Real Property and (ii) a list of all leases governing the Leased Real Property (the “Real Property Leases”).

(c) Each Real Property Lease is, as of the date of this Agreement, valid and in full force and effect in accordance with the terms of such Real Property Lease, subject to proper authorization and execution of such Real Property Lease by the counterparties thereto and to the Bankruptcy and Equity Principles. There is no material breach or default under any Real Property Lease, and to Sellers’ Knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material breach or default by AAR Manufacturing, any Acquired Company or the Satair JV or any other party thereto under any Real Property Lease.

(d) Sellers have made available to Buyer full, complete and accurate copies of each Real Property Lease, together with all amendments and assignments of such Real Property Lease.

(e) To Sellers’ Knowledge, each parcel of Owned Real Property is properly licensed, permitted and authorized for the operation of the business conducted thereon.

Section 3.6 Business Assets. AAR Manufacturing owns, leases or has the legal right to use all of the Telair U.S. Assets that are material to the operation of the Telair U.S. Business (excluding the Leased Real Property and the Owned Real Property, which are the subject of Section 3.5, and intellectual property, which is the subject of Section 3.14) and has good title to (or in the case of leased Telair U.S. Assets, valid leasehold interest in) all Telair U.S. Assets (excluding the Leased Real Property and the Owned Real Property, which is the subject of Section 3.5, and intellectual property, which is the subject of Section 3.14), free and clear of all Encumbrances, except for Permitted Encumbrances. The Acquired Companies and the Satair JV own, lease or have the legal right to use all of the Business Assets (other than the Telair U.S. Assets) that are material to the operation of the Business (excluding the Leased Real Property and the Owned Real Property, which are the subject of Section 3.5, and intellectual property, which is the subject of Section 3.14) and have good title to (or in the case of leased Business Assets (other than the Telair U.S. Assets), valid leasehold interest in) all Business Assets (other than the Telair U.S. Assets) (excluding the Leased Real Property and the Owned Real Property, which is the subject of Section 3.5, and intellectual property, which is the subject of Section 3.14), free and clear of all Encumbrances, except for Permitted Encumbrances. The Business Assets, together with the rights granted to Buyer and German Buyer pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will constitute on the Closing Date all of the assets necessary to conduct the Business in the same manner in all material respects as the Business is presently conducted. Upon the Closing, no Seller or any Affiliate of any Seller will own or have any rights to use any of the Business Assets.

Section 3.7 Litigation. There is, and for the previous three years there has been, no action, suit or proceeding pending or, to Sellers’ Knowledge, threatened, against any Seller, Acquired Company or the Satair JV with respect to the Business, the Business Assets or the Assumed Liabilities, at law, in equity or otherwise, in, before, or by, any Governmental Authority that involves or would reasonably be expected to involve claims in excess of $250,000, except for workers’ compensation claims that are covered under insurance policies of the Business. As of the date of this Agreement, there is no action, suit or proceeding pending or, to Seller’s Knowledge, threatened by any Acquired Company or the Satair JV that involves or would reasonably be expected to involve claims in excess of $250,000.

Section 3.8 Compliance with Law. The Business is being, and for the previous three years has been, conducted in all material respects in compliance with all applicable Laws. All material governmental approvals, permits and licenses required to conduct the Business have been obtained, are in full force and effect, and are being complied with in all material respects.

Section 3.8 of the Seller Disclosure Letter sets forth the United States Federal Aviation Administration, Civil Aviation Authority, European Aviation Safety Agency, and other foreign aviation agency authorizations obtained by the Business. The parties hereto acknowledge and agree that Sellers may add, delete or otherwise modify Section 3.8 of the Seller Disclosure Schedule during the period beginning on the date hereof and ending at 11:59 p.m. Chicago time on February 27, 2015. Such updates, if any, shall be delivered by Sellers to Buyer in accordance with Section 9.10 and shall be deemed to cure any inaccuracies in Section 3.8 of the Seller Disclosure Letter as of the date hereof for all purposes under this Agreement. None of Sellers, the Acquired Companies or the Joint Ventures has received notice in writing or, to Seller’s Knowledge, been threatened, that it is in material violation or default under any governmental approval, permit, license, or Law with respect to the Business that remains unresolved. Notwithstanding the foregoing, no representation or warranty is made under this Section 3.8 in respect of any (i) employee benefit matters, which are addressed exclusively in Section 3.13 (as to which no representation or warranty is made except as set forth in Section 3.13), (ii) intellectual property matters, which are addressed exclusively in Section 3.14 (as to which no representation or warranty is made except as set forth in Section 3.14), (iii) matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Business Assets, which are addressed exclusively in Section 3.16 (as to which no representation or warranty is made except as set forth in Section 3.16) and (iv) matters relating to Taxes, which are addressed exclusively in Section 3.17 (as to which no representation or warranty is made except as set forth in Section 3.17).

Section 3.9 Contracts.

(a) Section 3.9(a) of the Seller Disclosure Letter contains a complete and accurate list of each of the following to which AAR Manufacturing (with respect to the Business), any Acquired Company or the Satair JV is a party or by which the Business Assets or the Business is bound:

(i) Contracts for the future sale of products or services with expected payments in excess of $5,000,000 during the remaining term;

(ii) Contracts for the future purchase of products or services with expected payments in excess of $1,000,000 during the remaining term except for any such Contract that may be canceled on not more than 180 days’ notice without any penalty or other liability to the Business in excess of $100,000;

(iii) Contracts establishing or governing the management of any partnership, joint venture or similar arrangement, or acquisition or disposal of any joint ventures or similar arrangement;

(iv) Contracts that require the Business to deal exclusively with the counterparty or that limit the ability of the Business to compete in any product or geographic market;

(v) Contracts for the lease of any personal property to or from any Person involving annual lease payments in excess of $75,000 per year;

(vi) Contracts relating to the purchase of any business or Person (or all or any substantial portion of the assets of any business, business unit, facility or Person), whether by merger, equity or asset purchase or otherwise, entered into within three years prior to the date of this Agreement for consideration in excess of $1,000,000;

(vii) Contracts relating to the sale or disposition of any material Business Assets (other than the sale of inventory or obsolete or worn-out Business Assets replaced in the ordinary course of business consistent with past practice), whether by merger, equity or asset purchase or otherwise, entered into within three years prior to the date of this Agreement for consideration in excess of $1,000,000;

(viii) Contracts relating to any employment, independent contractor, consulting or similar agreement requiring payment by the Business of base annual fees or compensation in excess of $100,000 to any Person;

(ix) Contracts evidencing Indebtedness;

(x) Contracts providing for capital expenditures after the date of this Agreement in excess of $200,000, individually;

(xi) Contracts, other than purchase or sale orders or Contracts disclosed pursuant to Section 3.9(a)(i), with a remaining term greater than 12 months and for the future sale of products or services with expected payments during the remaining term in excess of (A) with respect to the Nordisk Business and the non-container cargo loading business of Telair International AB, $250,000 or (B) with respect to the Business, other than the Nordisk Business and the non-container cargo loading business of Telair International AB, $750,000;

(xii) Purchase or sale orders for the future sale of products or services in excess of $5,000,000, other than pursuant to Contracts disclosed pursuant to Section 3.9(a)(i); and

(xiii) Contracts expected to result in a loss (based on the calculation of standard cost) to the Business in excess of $100,000 after the Closing.

The Contracts listed (or required to be listed) in Section 3.9(a) of the Seller Disclosure Letter are referred to collectively herein as the “Significant Contracts.” Sellers have made available to Buyer a complete copy of each Significant Contract.

(b) Each Significant Contract and each Additional Contract is a legally valid and binding obligation and is in full force and effect and enforceable against each party thereto in accordance with the terms of such Contract subject to proper authorization and execution of such Contract by the counterparties thereto and the Bankruptcy and Equity Principles. There is no material breach or default under any Significant Contract or Additional Contract, and, to Sellers’ Knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material breach or default by, AAR Manufacturing, any Acquired Company, the Satair JV or any other party thereto under any Significant Contract or Additional Contract. Each Additional Contract is on arm’s length terms and was negotiated in good faith by the Business.

(c) With respect to each Government Contract, to Sellers’ Knowledge, there are no pending or threatened: (i) civil fraud or criminal investigations by any Governmental Authority, (ii) suspension, debarment or similar proceedings against the Business, any Seller, Acquired Company or the Satair JV; (iii) requests by any Governmental Authority for a contract price adjustment based on a claim disallowance by the Office of Inspector General or Defense Contract Audit Agency or similar agency, or claim of defective pricing, or (iv) disputes between the Business, any Seller, Acquired Company or the Satair JV, on the one hand, and any Governmental Authority, on the other hand. With respect to any Government Contract that expired, was terminated or for which final payment was made within three years prior to the date hereof, there are no requests by any Governmental Authority for a contract price adjustment based upon a claim of defective pricing.

Section 3.10 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers, and with respect to the Acquired Companies or the Satair JV, the consummation of the transactions contemplated hereby and thereby, as the case may be, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) for the notification requirements of the HSR Act (if applicable) and the expiration or termination of any applicable waiting period thereunder and any required competition filing with any foreign Governmental Authority, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Sellers of the transactions contemplated by this Agreement and the Ancillary Agreements or (c) as may be necessary as a result of facts or circumstances relating solely to Buyer and its Affiliates (as opposed to any third party) and their participation in the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.11 Acquired Company Capital Stock; Joint Ventures.

(a) The authorized and issued capital stock (or equivalent equity interests) of each Acquired Company (the “Acquired Company Group Shares”) is as set forth in Section 3.11(a) of the Seller Disclosure Letter. AAR International and the Acquired Companies (considered collectively) are the record and beneficial owners of all of the Acquired Company Group Shares. The Acquired Company Group Shares are duly authorized, validly issued and are fully paid, not re-paid, non-assessable, and are not subject to any further contribution or similar obligation. None of AAR International or the Acquired Companies is a party to any shareholders’ agreements, voting trusts or proxies, with respect to the voting of the Acquired Company Group Shares, and there are no outstanding warrants, options, rights, convertible or exchangeable securities or other Contracts (other than this Agreement) pursuant to which AAR International or an Acquired Company is or may become obligated to issue, transfer, deliver, sell, purchase or redeem any Acquired Company Group Shares. There is no outstanding or authorized stock appreciation, phantom stock, profits interest, silent partnership agreement, or other similar rights with respect to any Acquired Company.

(b) Section 3.11(b) of the Seller Disclosure Letter sets forth the equity interests owned by the Acquired Companies in each of the Joint Ventures.

(c) No Acquired Company or the Satair JV, directly or indirectly, owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

Section 3.12 Collective Bargaining Agreements. None of AAR Manufacturing, any Acquired Company or the Satair JV is a party to, or bound by, or negotiating, any material labor agreement or collective bargaining agreement respecting the Transferred Employees (with respect to AAR Manufacturing, solely with respect to the Business), nor is there pending, or to Sellers’ Knowledge, threatened, any material strike, walkout or other work stoppage or any union organizing effort by or with respect to the Transferred Employees. For the avoidance of a doubt, works agreements (Betriebsvereinbarungen) entered into by Telair shall not be covered by this Section 3.12.

Section 3.13 Benefit Plans.

(a) All material benefit plans, contracts or arrangements maintained for the benefit of Transferred Employees, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and plans of deferred compensation, but excluding the Foreign Plans (the “Benefit Plans”), are listed in Section 3.13(a) of the Seller Disclosure Letter. Summaries of the Benefit Plans have been prepared by Sellers and made available to Buyer.

(b) Neither Sellers nor any other employer that is, together with Sellers, treated as a “single employer” under section 414(b), 414(c) or 414(m) of the Code (an “ERISA Affiliate”), has incurred any material liability under Section 4062, 4063, 4064 or 4069 of ERISA that to Sellers’ Knowledge could subject Buyer or any Business Asset to such liability. Neither Sellers nor any ERISA Affiliate, while an ERISA Affiliate, has any currently outstanding material withdrawal liability, within the meaning of Section 4201 of ERISA, to any multiemployer pension plan, which liability could reasonably be expected to become a liability of Buyer, or to impose any material Encumbrance.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualified status, and each such Benefit Plan intended to be so qualified remains qualified, has been timely amended to date and to Sellers’ Knowledge, no facts or circumstances exist that reasonably would be expected to result in disqualification of such Benefit Plan.

(d) All benefit plans, contracts or arrangements currently covering Transferred Employees, which would be described in (a) above, but for the fact that such plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority), are listed in Section 3.13(d) of the Seller

Disclosure Letter (the “Foreign Plans”), and a true and complete copy of each Foreign Plan (other than those required by Law) constituting part of the Business Assets has been provided or made available to Buyer.

(e) Each of the Foreign Plans has obtained from the government or governments having jurisdiction with respect to such plan any required determinations that such plans are in material compliance with the laws and regulations of any Governmental Authority. There are no pending or, to Sellers’ Knowledge, threatened investigations by any Governmental Authority involving the Foreign Plans. There are no actions, suits or proceedings pending or, to Sellers’ Knowledge, threatened (except for claims for benefits payable in the normal operation of the Foreign Plans) against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan, other than benefits payable in the ordinary course of the operations of the Foreign Plans.

(f) Any nonqualified deferred compensation plans of AAR Manufacturing (with respect to the Business), the Acquired Companies or the Satair JV or any ERISA Affiliate comply in all material respects with ERISA and the Code, including Section 409A of the Code, to the extent ERISA and the Code apply to such plans and any payments under such deferred compensation plans to an employee of any of the foregoing contemporaneous with, or following the Closing Date will comply in all material respects with Section 409A of the Code to the extent ERISA and the Code apply to such plans, and will not give rise to any material taxes or penalties under Code Section 409A, and Buyer is neither assuming nor being asked to assume any such deferred compensation plan obligation to any Transferred Employee contemporaneous with or after the Closing Date.

(g) Each Foreign Plan is operated in material compliance with all applicable Laws.

(h) Other than as set forth in this Section 3.13, Sellers do not make any other representations or warranties, either express or implied, with respect to any matters relating to employee benefits or matters pertaining to any Law relating thereto.

Section 3.14 Intellectual Property.

(a) Set forth in Section 3.14(a) of the Seller Disclosure Letter is a list, as of the date of this Agreement, of all patents, registered trademarks, registered copyrights and all applications for the same, that are included in the Business Assets (“Registered IP”). Each material item of Registered IP is valid and enforceable. No Acquired Company, the Satair JV or any Seller has received any written non-infringement or invalidity opinion of counsel regarding any infringement or invalidity relating to any Registered IP.

(b) Section 3.14(b) of the Seller Disclosure Letter lists, as of the date of this Agreement, all material licenses, sublicenses, consents and other agreements (i) by which AAR Manufacturing, any Acquired Company or the Satair JV is authorized to use any of the intellectual property (other than off-the-shelf computer programs) that is included in the Business Assets, and (ii) by which AAR Manufacturing, any Acquired Company or the Satair JV licenses or otherwise authorizes a third party to use any material intellectual property owned by AAR Manufacturing, any Acquired Company or the Satair JV and that is included in the Business Assets (the “IP Contracts”). To Sellers’ Knowledge, (a) each material IP Contract is valid and is in full force and effect in accordance with the terms of such IP Contract subject to authorization and execution of such IP Contract by the counterparties thereto and to the Bankruptcy and Equity Principles and (b) there is no material breach or default under any material IP Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material breach or default by AAR Manufacturing, an Acquired Company or the Satair JV or any other party thereto under any material IP Contract. Sellers, the Acquired Companies and the Satair JV have taken all reasonable and customary precautions to protect the proprietary nature of, and maintain in confidence, all material intellectual property and trade secrets that is included in the Business Assets.

(c) To Sellers’ Knowledge, the activities engaged in by the Business do not infringe or otherwise violate any intellectual property rights of any third party. No Seller, Acquired Company or the Satair JV has received any written notice from any other Person challenging any right of AAR Manufacturing, any Acquired Company or the Satair JV to use any of the intellectual property listed in Schedule 3.14 of the Seller Disclosure Schedule that is material to the operation of the Business as currently conducted and which remains outstanding. No Seller, Acquired Company or the Satair JV has brought any pending claim that any Person is materially violating or infringing upon the intellectual property listed in Schedule 3.14 of the Seller Disclosure Schedule. To Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated any material intellectual property used in the Business. AAR Manufacturing, the Acquired Companies and the Satair JV own all right, title and interest in and to, or have a license, sublicense or permission to use, all of the material intellectual property used in the Business, free and clear of all material Encumbrances (other than Permitted Encumbrances), and such intellectual property constitutes all intellectual property necessary to conduct the Business in the manner currently conducted.

(d) The representations and warranties contained in this Section 3.14 shall be the exclusive representations and warranties with respect to the infringement of third-party intellectual property and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to the infringement of third-party intellectual property.

Section 3.15 Brokers and Finders. Except for the retention of Citigroup Global Markets Inc., the fees and expenses of which will be paid by Sellers in accordance with Section 9.4, neither Sellers nor any of the Acquired Companies or the Satair JV have employed any broker, finder or investment banker who would have a valid claim for a fee or commission from Buyer, German Buyer or, following Closing, any Acquired Company or the Satair JV, or incurred any liability for any brokerage, finder’s or other fee or commission for which Buyer, German Buyer or, following Closing, any Acquired Company or the Satair JV would be liable, in each case in connection with the transactions contemplated by this Agreement.

Section 3.16 Environmental Representations.

(a) Except as disclosed in Section 3.16 of the Seller Disclosure Letter:

(i) The Business and Business Assets are, and during the three years immediately preceding the date hereof have been, in material compliance with all applicable Environmental Laws and all material permits, certifications, licenses, approvals, registrations and authorizations required by such Environmental Laws (“Environmental Permits”).

(ii) During the three years immediately preceding the date hereof, no Seller, Acquired Company or the Satair JV have received in connection with the Business or Business Assets any unresolved written notice of any violation, citation, summons, order, complaint, penalty or investigation by any Governmental Authority (A) with respect to any alleged violation by any Seller, any Acquired Company or the Satair JV of any Environmental Law, (B) with respect to any alleged failure of any Seller, Acquired Company or the Satair JV to have any Environmental Permit or (C) with respect to any disposal of any Hazardous Substance.

(iii) During the three years immediately preceding the date hereof, there has been no unpermitted Release of any Hazardous Substances (other than de minimis Releases not in violation of Environmental Law) by either the Business or, at any location or facility of the Business and to Sellers’ Knowledge, any other Person that requires cleanup or remediation pursuant to Environmental Law.

(iv) During the three years immediately preceding the date hereof, he Business has not assumed, by contract, operation of law, or otherwise, any liability of any other Person pursuant to Environmental Law that could result in any Loss or Losses to the Business.

(v) Sellers have provided or otherwise made available to Buyer complete copies of all environmental reports, audits, studies, and material assessments in their possession or reasonable control related to the Business and the Business Assets, including all environmental reports and audits listed in Section 3.16 of the Seller Disclosure Letter.

(b) The representations and warranties contained in this Section 3.16 shall be the exclusive representations and warranties with respect to environmental matters (including environmental liabilities or obligations, Environmental Laws, Environmental Permits and Hazardous Substances) and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to environmental matters.

Section 3.17 Taxes. Sellers have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed with respect to the Acquired Companies and the Satair JV and Sellers have timely paid or caused to be paid all

Taxes shown as due on such Tax Returns. All such Tax Returns are accurate and complete in all material respects. No presently effective waivers or extensions of statutes of limitation with respect to material Taxes have been given with respect to an Acquired Company or the Satair JV and no request for any such waiver or extension is pending with respect to an Acquired Company or the Satair JV for any taxable years. None of the Acquired Companies or the Satair JV has any agreement with any Person regarding the sharing of any material Tax benefits or liabilities with such Persons. Neither the Acquired Companies nor the Satair JV is liable for a material amount of Taxes of any other Person as a result of successor liability, transferee liability or contractual liability. Except for any ongoing audits conducted by a Governmental Authority in the ordinary course pursuant to applicable Law, there is no federal, state, local or foreign audit, examination, claim or action pending against any Acquired Company or the Satair JV in respect of any Tax, and to Sellers’ Knowledge, no such audit, examination claim or action has been threatened or contemplated. Neither the Acquired Companies nor the Satair JV have a request for a ruling or similar advice or a request for a change of any method of accounting that is in progress or pending with any Governmental Authority with respect to Taxes. No power of attorney granted by the Acquired Companies or the Satair JV with respect to any Taxes is currently in force. Neither the Acquired Companies nor the Satair JV have a request for a ruling or similar advice or a request for a change of any method of accounting that is in progress or pending with any Governmental Authority with respect to Taxes. There are no Encumbrances on any Telair U.S. Asset or any assets of the Acquired Companies or the Satair JV that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances. The Acquired Companies and the Satair JV have timely withheld and paid the amount of any Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, or other third party. The Acquired Companies are disregarded entities for United States federal income Tax purposes.

Section 3.18 Related Party Transactions. Neither Seller, nor to Sellers’ Knowledge, any officer or director of either Seller is a party to any Contract with any Seller (with respect to the Business), Acquired Company or the Satair JV. To Seller’s Knowledge, no director, officer or employee of the Business has an interest in any Contract or other commitment of the Business (excluding Contracts relating to such director, officer or employee’s employment with the Business) or any Business Asset. Section 3.18 of the Seller Disclosure Letter sets forth all Contracts or arrangements between any Seller (with respect to the Business), any Acquired Company or the Satair JV, on the one hand, and any Affiliate of any Seller (with respect to the Business), Acquired Company or the Satair JV, on the other hand, that will not be terminated effective as of the Closing Date.

Section 3.19 Customers and Suppliers.

(a) Section 3.19(a) of the Seller Disclosure Letter sets forth a true and complete list of the 10 largest customers of each of the Telair Europe Business, the Telair U.S. Business and the Nordisk Business, respectively, measured by dollar volume of sales for the fiscal year ended May 31, 2014, together with the approximate aggregate dollar volume of sales made to each such customer during such period (collectively, such customers listed in Section 3.19(a) of the Seller Disclosure Letter, the “Major Customers”).

(b) Section 3.19(b) of the Seller Disclosure Letter sets forth a true and complete list of the 10 largest suppliers of each of the Telair Europe Business, the Telair U.S. Business and the Nordisk Business, respectively, measured by dollar volume of sales for the fiscal year ended May 31, 2014, together with the approximate aggregate dollar volume of purchases made from each such supplier during such period (collectively, such suppliers listed in Section 3.19(b) of the Seller Disclosure Letter, the “Major Suppliers”).

(c) Except as set forth in Section 3.19(c) of the Seller Disclosure Letter, no Major Supplier or Major Customer has, since May 31, 2014, canceled or terminated or delivered written notice of cancellation or termination of its business relationship with the Business.

Section 3.20 Absence of Certain Business Practices. None of the Acquired Companies, the Joint Ventures or any Person acting on behalf of the Business has violated in any material respect any applicable import or export control, trade, embargo, anti-boycotting, money laundering or anti-terrorism Law or any other applicable anti-bribery Law anywhere in the world.

Section 3.21 Products. Except as set forth on Section 3.21(a) of the Seller Disclosure Letter, none of the products sold or services provided by the Business has been the subject of any product recall, safety warning or service bulletin, in each case within the three years immediately preceding the date hereof. To Sellers’ Knowledge, except as set forth on Section 3.21(b) of the Seller Disclosure Letter, all products sold by the Business during the three years preceding the date hereof conform in all material respects with applicable customer specifications and warranties, except for any non-conformity that (i) has been waived or consented to by the customer; (ii) does not compromise the airworthiness of the aircraft in which the product was installed; or (iii) does not result in material Liability.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND GERMAN BUYER

Except as set forth in the Buyer Disclosure Letter, Buyer and German Buyer represents and warrants to Sellers as follows:

Section 4.1 Organization and Authority of Buyer and German Buyer. Each of Buyer and German Buyer has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of formation, with the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Each of Buyer and German Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is party and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Buyer and German Buyer and, assuming due authorization, execution and delivery by Sellers, constitutes a legal, valid and binding obligation of Buyer and German Buyer, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Principles, and no other proceedings on the part of Buyer and German Buyer are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. At Closing, the Ancillary Agreements will be duly authorized, executed and delivered by Buyer or German Buyer, as the case may be, and, assuming due authorization, execution and delivery by Sellers, as applicable, will constitute legal, valid and binding agreements of Buyer or German Buyer, as the case may be, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Principles.

Section 4.2 No Conflict. Neither the execution and delivery of this Agreement nor compliance by Buyer and German Buyer with its terms and provisions will violate (a) any provision of the certificate of incorporation or by-laws or other similar organizational document of Buyer or German Buyer; (b) assuming all of the consents, approvals, authorizations, filings or notifications to or of Governmental Authorities contemplated by Section 4.3 are made or obtained, any Law or any injunction, order or decree of any Governmental Authority to which Buyer or German Buyer is subject, except, in all cases, for such violations that would not prohibit or materially impair Buyer’s or German Buyer’s ability to perform their respective obligations under this Agreement or any of the Ancillary Agreements, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material obligation of Buyer or German Buyer except in any such case for any violations, breaches, defaults or other matters that would not prohibit or materially impair Buyer’s or German Buyer’s ability to perform their respective obligations under this Agreement or any of the Ancillary Agreements.

Section 4.3 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and German Buyer do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth in Section 4.3 of the Buyer Disclosure Letter, (b) for expiration or termination of any applicable waiting period thereunder and any required competition filing with any foreign Governmental Authority, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Buyer and German Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and (d) as may be necessary as a result of facts or circumstances relating solely to Sellers (as opposed to any third party) and their participation in the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4 Brokers and Finders. Except for the retention of such Persons set forth in Section 4.4 of the Buyer Disclosure Letter, the fees and expenses of which will be paid by Buyer in accordance with Section 9.4, Buyer and German Buyer have not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.5 Financial Capability. Buyer and German Buyer have available to them, and will have available to them at Closing, (a) immediately available funds sufficient to pay the Purchase Price and to otherwise consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (b) all the resources and capabilities (financial and otherwise) necessary to perform its obligations hereunder and thereunder. Buyer and German Buyer have not undertaken any act, or omitted to take any act, and is not contemplating or aware of any act or omission of any kind, in either case, that would impair or delay the availability of funds of Buyer and German Buyer required to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement or any Ancillary Agreement. Each of Buyer and German Buyer acknowledges that its obligations under this Agreement and each Ancillary Agreement, including its obligation to pay the Purchase Price, are not conditioned upon or subject to the availability of funds to Buyer.

Section 4.6 Regulatory Matters. Assuming all of the consents, approvals, authorizations, filings or notifications to or of Governmental Authorities contemplated by Section 4.3 are made or obtained, Buyer and German Buyer are not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Authority that might affect Buyer’s, German Buyer’s or Sellers’ ability to have any material permit or license transferred or reissued to Buyer or German Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.7 Investment. Buyer and German Buyer are acquiring the Shares solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any state or non-U.S. Law of similar effect. Buyer and German Buyer acknowledge the Shares are not registered under the Securities Act or any state or non-U.S. Law of similar effect, and that the Shares may not be transferred or sold except pursuant to the registration provisions of such Laws or pursuant to an applicable exemption therefrom as applicable. Each of Buyer and German Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Each of Buyer and German Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of purchasing the Shares. Each of Buyer and German Buyer acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Sellers and the Acquired Companies concerning the merits and risks of investing in the Acquired Companies; (b) access to information about the Acquired Companies, their respective results of operations, financial condition and cash flow, and business, in each case sufficient to enable Buyer and German Buyer to evaluate whether to proceed with the execution and delivery of this Agreement and the purchase of the Shares; and (c) the opportunity to obtain such additional information that either Sellers or the Acquired Companies possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the purchase of the Shares.

Section 4.8 Litigation. There is no suit, investigation, action or other proceeding pending or, to Buyer’s Knowledge, threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against Buyer and/or German Buyer that would materially restrict or limit the ability of Buyer to perform its obligations hereunder or that seeks to prevent the consummation of the transactions contemplated herein.

ARTICLE V

CERTAIN COVENANTS OF SELLERS AND BUYER

Section 5.1 Access and Information.

(a) From the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with Section 9.1, and except as determined by Sellers in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege), Sellers shall permit Buyer and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to (i) the offices, facilities, properties and the financial, accounting and other books and records of Sellers and the Acquired Companies relating to the Business (provided such access does not permit “Phase II” or other environmental sampling, testing or investigations) and (ii) the appropriate management personnel of Sellers and the Acquired Companies. Without limiting the foregoing, Sellers shall furnish to Buyer and its representatives such additional financial and operating data and other information regarding the Business as Buyer may from time to time reasonably request for purposes of conducting its due diligence review of the Business, preparing to operate the Business following the Closing and in connection with the consummation of the transactions contemplated hereby. It is understood that Sellers shall be under no obligation to grant Buyer or its representatives any access if such access would, under the circumstances and in the sole discretion of Sellers, unreasonably interfere with Sellers’ or their respective Affiliates’ operations, activities or employees, or if such access would, in the reasonable judgment of Sellers, violate applicable antitrust or similar Laws. With respect to any Persons with which any Seller, any Acquired Company or the Satair JV has a direct or indirect contractual relationship, and any Governmental Authorities with jurisdiction over or that regulates any Sellers, any Acquired Company the Satair JV or the Business, Buyer shall not make any independent inquiry with respect to any Seller, any Acquired Company, the Satair JV, or the Business without Sellers’ prior written consent and, to the extent Sellers consent thereto, all such inquiries shall be conducted by Sellers in response to a request by Buyer.

(b) All information provided or obtained pursuant to Section 5.1(a) shall be held by Buyer in accordance with, and subject to the terms of, and shall constitute “Evaluation Material” under, the Confidentiality Agreement, dated October 20, 2014, between TransDigm Group Incorporated and AAR CORP. (the “Confidentiality Agreement”). The parties hereby agree that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall automatically terminate upon the Closing; provided that Sections 2 and 3 of the Confidentiality Agreement shall survive the Closing in accordance with the time periods set forth in such Sections; provided, further, that notwithstanding anything contained in the Confidentiality Agreement, Section 3 of the Confidentiality Agreement shall not apply to any Transferred Employee or any employee of any Acquired Company or the Satair JV.

(c) For two years after the Closing Date, Sellers will, and will cause their respective Affiliates, agents and other representatives to, treat and hold as strictly confidential, and refrain from using or disclosing, all of the Confidential Information; provided, however, that nothing in this Agreement shall restrict the ability of Sellers or their Affiliates to use Confidential Information (i) for internal business purposes, compliance with public reporting obligations, or preparation of tax returns and other tax planning purposes, or (ii) as necessary for Sellers and their Affiliates to fulfill their obligations under the Transition Services Agreement. If either Seller is requested or legally required to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer or its Affiliates may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal, but such Seller shall use its reasonable efforts to obtain, at Buyer’s or its Affiliate’s request and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer or its Affiliate designates. As used in this Section 5.1(c), the term “Confidential Information” means any information concerning the businesses and affairs of the Business that is not, as of the date of this Agreement, already generally available to the public; provided, however, that the term “Confidential Information” does not include information that (i) is or becomes available to Sellers or their respective Affiliates on a non-confidential basis from a source other than the Business, provided that such other source is not known to such Person after due inquiry to be bound by a confidentiality obligation to the Business or is otherwise known by Sellers or their respective Affiliates after due inquiry to be prohibited from disclosing the information to Sellers or their respective Affiliates, (ii) is or becomes generally available to the public (other than as a result of a violation by Sellers or their respective Affiliates of the provisions of this Agreement), or (iii) is independently developed by Sellers or their respective Affiliates without use of or reference to any Confidential Information or violation of the provisions of this Agreement. Notwithstanding the first sentence of this Section 5.1(c), Sellers’ obligations with respect to Confidential Information that is deemed a trade secret under applicable Law shall survive for the period of time pursuant to which such trade secrets are protected under such applicable Law (and shall not expire automatically upon the second anniversary of the Closing Date).

Section 5.2 Registrations, Filings and Consents.

(a) General Obligations. Each of Buyer and Sellers shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to consummate the transactions contemplated by this Agreement as promptly as practicable and, subject to the terms of this Section 5.2, to obtain or make as promptly as practicable, and in any event prior to the End Date, all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made respectively by them to consummate the transactions contemplated by this Agreement; subject to the terms of this Section 5.2, take all actions as may be requested by any Governmental Authority to obtain such authorizations, consents, orders and approvals; and subject to the terms of this Section 5.2, cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals.

(b) Antitrust Obligations; Filings.

(i) Each of Buyer and Sellers shall, and shall cause their respective Subsidiaries and Affiliates to, promptly make all filings and notifications with all Governmental Authorities that may be or may become necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement. Buyer and Sellers agree to file any notification and report form (or similar filing) required under applicable Antitrust Laws (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except, to the extent deemed advisable by the disclosing party, to outside counsel of each party) no later than five Business Days after the date of this Agreement. Buyer and Sellers shall not, without the prior written consent of the other party hereto, extend the waiting period under the any applicable Antitrust Law. Buyer shall pay the filing fees in connection with any such filings under Antitrust Laws.

(ii) Buyer and Sellers each shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to obtain any approval or clearance required under any Antitrust Law, as soon as possible.

(c) Obligation to Attempt to Resolve Issues. Without limiting the generality of the other obligations described in this Section 5.2, Buyer and, as applicable, each Seller, shall take or cause to be taken the actions described in the following clauses (i), (ii), (iii), and (iv) to the extent required under such clauses. The obligation of Buyer and Sellers to take or cause to be taken these actions includes an obligation on their part to cause their respective Subsidiaries and Affiliates to take such actions.

(i) In accordance with Section 5.2(b), each of Buyer and Sellers will, as promptly as practicable, respond to any Governmental Authority inquiry or question whether orally or in writing, and provide any documents or information as is requested by such Governmental Authority to permit consummation of the transactions contemplated by this Agreement.

(ii) If such action is necessary to prevent (A) the commencement of any proceeding in any forum or (B) the issuance of any order, decree, decision, determination or judgment by any Governmental Authority that, in the case of either (A) or (B), would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, Buyer and Sellers will, prior to such commencement or issuance and on behalf of Buyer or Sellers and such of their respective Subsidiaries and Affiliates as may be relevant in this regard, proffer their willingness to take, and agree to take, such actions, and they will agree to promptly effect such actions (and will enter into agreements with, and submit to orders of, the relevant Governmental Authority) in each case as may be necessary to prevent such commencement or issuance; provided, however, notwithstanding anything contained herein, in no event will any party hereto be required to (X) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Business or any entity, facility or asset of Buyer or its Affiliates, (Y) terminate, amend or assign existing relationships and contractual rights and obligations or (Z) amend, assign or terminate existing licenses or other agreements or enter into such new licenses or other agreements.

(iii) In the event of any such commencement or issuance, Buyer and Sellers shall each have the option, but not the obligation, to defend through litigation any claim asserted in any court, agency or other proceeding by any person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(iv) Buyer and Sellers shall each have the option, but not the obligation, to contest the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement. In the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of any of the transactions contemplated by this Agreement, Buyer and Sellers shall each have the option, but not the obligation, to take any steps to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation as soon as reasonably practicable.

(d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of Buyer, Sellers or any of their respective Subsidiaries or Affiliates shall be obligated to agree to any remedy not conditioned on the consummation of the Closing.

(e) Notice and Cooperation. Subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made to consummate the transactions contemplated by this Agreement, each of Buyer and Sellers shall, and shall cause their respective Subsidiaries and Affiliates to, promptly notify each other of any communication it receives from any Governmental Authority and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement. Each of Buyer and Sellers may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.2 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from Buyer or Sellers, as the case may be, or its legal counsel. If practicable, neither Sellers nor Buyer shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry by such Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

(f) Sellers and Buyer shall use their respective reasonable best efforts to obtain, prior to or on the Closing Date, the written consent of the landlord pursuant to that certain Agreement, dated September 14, 2012, by and between 4841 Cromwell, LLC and AAR Manufacturing d/b/a/ AAR Cargo Systems, to the assignment of the rights and obligations of such agreement to Buyer.

Section 5.3 Conduct of Business.

(a) Prior to the Closing, and except as otherwise contemplated by this Agreement, set forth in Section 5.3 of the Seller Disclosure Letter or consented to or approved by Buyer (which consent shall not be unreasonably withheld or delayed), each Seller covenants and agrees that it shall operate, and shall cause the Acquired Companies and the Satair JV to operate, the Business only in the ordinary course and use commercially reasonable efforts to preserve the properties, business, present employment relationships with officers and key employees of the Business and commercial relationships with suppliers and customers of the Business, and shall not, other than in the ordinary course of business, undertake or cause to be undertaken any of the following (in the case of Sellers, solely with respect to the Business):

(i) authorize, propose or announce an intention to authorize or propose, or enter into agreements with respect to, any mergers, consolidations or business combinations or material acquisitions of assets (other than purchase of inventory in the ordinary course of business) or securities;

(ii) sell, lease, license, transfer or exchange or otherwise dispose of, any of the Business Assets, except (A) for fair consideration in the ordinary course of business or (B) pursuant to existing agreements in effect prior to the execution of this Agreement;

(iii) create any Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets, incur any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than in the

Acquired Companies or trade credit extensions in the ordinary course of business);

(iv) enter into any new Contract that would be (A) a Real Property Lease with annual rental payments in excess of $100,000 or (B) a Significant Contract pursuant to Section 3.9(a)(xi) or 3.9(a)(xii), in each case under the definitions herein if entered into prior to the date hereof, or modify, amend, renew, cancel, terminate, transfer, assign or waive any rights under any such type of Contract referred to in the foregoing clauses (A) and (B);

(v) enter into any leases of personal property or any renewals thereof involving a rental obligation exceeding $100,000 per year in the aggregate;

(vi) materially increase the rate of compensation, severance or other benefits payable to the Transferred Employees, in the aggregate, other than (A) increases in accordance with past practices, (B) increases required by Law, existing employment agreements or collective bargaining agreements, or (C) any amounts included in the Sale Bonus Amount;

(vii) adopt or enter into any new, or modify, amend or terminate any existing, collective bargaining agreement, Foreign Plan or other policy, arrangement or employment terms for the benefit of any current or former directors, officers or employees or any of their beneficiaries, other than as required by Law or existing employment agreements or collective bargaining agreements;

(viii) make any new commitment or increase any previous commitment for capital expenditures for (A) any of the Telair Europe Business, the Telair U.S. Business and the Nordisk Business, individually, in excess of $200,000 or (B) the Business in an aggregate amount in excess of $500,000 for all such capital expenditures;

(ix) make any material change in any accounting method, practice or principle or in any system of internal accounting controls or any of its methods of reporting income, deductions or other material items for income Tax purposes, other than as required by applicable accounting or regulatory authority;

(x) split, combine or reclassify the Shares or any of its capital stock (or other equity equivalents) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (or other equity equivalents);

(xi) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Acquired Companies or any securities convertible into or exchangeable for any such shares;

(xii) adopt any amendments to the organizational documents of the Acquired Companies or the Satair JV;

(xiii) form or cause to be formed any Subsidiary;

(xiv) except with respect to the National Air Cargo Crash, settle, waive or release any action, suit or proceeding (or series thereof), other than (A) in the ordinary course of business consistent with past practice and (B) involving solely money damages of less than $100,000;

(xv) take any action to terminate any current or former occurrence-based insurance policies; or

(xvi) authorize, commit to or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(b) Nothing in this Agreement shall diminish Sellers’ sole title to the Business or shall be construed to limit Sellers’ discretion to operate the Business in the ordinary course, or shall give Buyer or German Buyer any ownership rights to the Business Assets, before the Effective Time. Subject to Section 2.2, each of Buyer and German Buyer acknowledges that Sellers, the Acquired Companies and the Joint Ventures may transfer, by way of a dividend or otherwise, the cash, cash equivalents, marketable securities and other financial instruments described in Section 2.2 as well as any Excluded Assets out of the Business prior to Closing and, it is intended that to the extent practicable, such items will be transferred out of the Business by way of dividend or otherwise prior to Closing.

Section 5.4 Post-Closing Obligations of the Business to Certain Employees.

(a) Buyer shall initially continue the employment of, or offer comparable positions to, those employees of AAR Manufacturing, an Acquired Company or the Satair JV who are employed in connection with the Business on the Closing Date (“Business Employees”) (including those employees on leave of absence, vacation or otherwise absent from work on the Closing Date; provided, however, no Business Employee located in the U.S. who is on short-term or long-term disability or workers’ compensation on the Closing Date shall, to the extent legally permissible under applicable mandatory law, be eligible to be or become a Transferred Employee until medically cleared to return to work, and anyone absent from work beyond a total of six months shall remain an employee of Sellers). Neither Buyer nor any of its Affiliates shall be obligated, however, to continue to employ any Transferred Employee for any specific period of time following the Closing, subject to applicable Law. Those Business Employees of AAR Manufacturing who accept the offer of employment from Buyer, and those who are employees as of the Closing Date of an Acquired Company or the Satair JV shall be referred to as “Transferred Employees.” Buyer shall maintain for the Transferred Employees following the Closing Date and until December 31, 2015 (i) employee compensation levels (excluding for purposes of compensation measurement any equity compensation or direct stock purchase program) no less favorable than those provided immediately prior to the date hereof and (ii) benefit plans, programs and policies (including retirement, medical, life insurance and disability plans, programs and policies) and fringe benefits that are substantially similar in the aggregate to those provided immediately prior to the date hereof (as described in the summary information made available pursuant to Section 3.13(a)). All Transferred Employees shall (1) be given credit for all service with AAR Manufacturing, an Acquired Company or the Satair JV (or service credited by AAR Manufacturing, an Acquired Company or the Satair JV under such employee benefit plans, programs and policies and fringe benefits of the Business as in effect on the date of this Agreement) under all employee benefit plans, programs and policies and fringe benefits of the Business or Buyer in which they become participants for purposes of eligibility, participation and vesting to the same extent such service was credited under comparable plans, programs and policies of such Seller or Acquired Company and (2) if any of the benefit plans are terminated prior to the end of the plan year that includes the Closing Date, be credited with any expenses that were covered by the plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans, subject to applicable Law, and the Transferred Employees selecting and being eligible for reasonably comparable plans as offered by Buyer. The parties agree that any liabilities that may arise as a result of Buyer’s failure to fulfill its obligations under this Section 5.4, including Buyer’s failure to continue the employment of or offer employment to the Transferred Employees as set forth in Section 5.4(a), shall be deemed to be Assumed Liabilities.

(i) Sellers and Buyer agree that the transactions contemplated hereby shall not constitute a severance of employment of any Transferred Employee prior to the consummation of the transactions contemplated hereby, and that such employees will have continuous and uninterrupted employment before and immediately after the Effective Time. Except as required by Law or as otherwise agreed in writing by Sellers and Buyer, Buyer shall provide severance and other separation benefits to each Transferred Employee terminated by Buyer following the Closing Date similar to the severance and other separation benefits that Buyer provides its employees of comparable positions and levels of employment. Buyer shall recognize service with AAR Manufacturing, an Acquired Company or the Satair JV, as applicable, prior to the Closing Date for purposes of determining the amount of such severance or other separation benefits. Buyer shall indemnify and hold Sellers and their respective Affiliates harmless from any claims made by any Transferred Employee for severance or other separation benefits, from any claims based on breach of contract and from any other claims arising out of, or in connection with the employment or the failure to offer employment to, or the termination of employment of, any Transferred Employee.

(ii) Buyer agrees that, with respect to all Transferred Employees, Buyer will (1) honor all accrued but untaken vacation credited to such Transferred Employees under the applicable vacation plans of Sellers and the Acquired Companies, determined as of the Effective Time, and (2) provide that, with respect to each Transferred Employee, the rate of accrual of hours of vacation or other paid-time-off for employment with Buyer or its Affiliates after the Effective Time shall not be less than such rate of accrual with AAR Manufacturing or the

Acquired Company immediately prior to the Effective Time, through December 31, 2015.

(iii) Buyer agrees to reimburse Transferred Employees for educational expenses incurred prior to the Effective Time but becoming reimbursable under the terms of Sellers’ educational assistance plans after the Effective Time to the same extent that those Transferred Employees would have been reimbursed under Sellers’ educational assistance plans if they had remained employees of Sellers’ or their respective Affiliates. Sellers will provide Buyer with reasonable access to, and copies of, Sellers’ records necessary to provide the foregoing benefits.

(b) Seller Plans. Effective as of the Effective Time, all Transferred Employees who immediately prior to the Effective Time were active participants in the Benefit Plans of any Seller or its Affiliates (including AAR CORP.) (hereinafter referred to collectively as the “Seller Benefit Plans”) shall cease to be eligible for active participation in such Seller Benefit Plans, subject to such Transferred Employees remaining eligible under Seller Benefit Plans for up to ninety (90) days following the Closing Date in accordance with the Transition Services Agreement. The benefits of such Transferred Employees under the Seller Benefit Plans accrued prior to the Effective Time, shall be provided to the Transferred Employees in accordance with the terms of such plans, except to the extent otherwise provided in this Section 5.4, including in respect of Sellers’ Savings Plan.

(c) COBRA. Sellers shall retain responsibility for providing employees of AAR Manufacturing, the Acquired Companies or the Satair JV who were employed in connection with the Business, who terminated employment prior to or at the Closing Date and who elected group health coverage required by Section 4980B of the Code (“Continuation Coverage”) under the terms of the health plan maintained by AAR Manufacturing, such Acquired Company or the Satair JV with such Continuation Coverage. Effective after the Closing Date, Buyer shall, or shall cause the Business to provide Continuation Coverage, including making such coverage available to the Transferred Employees after the Closing Date upon their termination of employment with the Business or Buyer to the extent required by Law; provided, however, only Transferred Employees who become COBRA eligible during the applicable period of the Transition Services Agreement shall remain the responsibility of Sellers’ applicable welfare plans through the applicable period of the Transition Services Agreement, and Buyer shall offer only affected Transferred Employees applicable COBRA coverage under Buyer welfare plans at the conclusion of such period.

(d) Welfare Plan. Sellers shall retain liability for all medical, dental and health claims incurred by Transferred Employees (and their dependents) under Sellers’ respective employee welfare benefit plans prior to the Effective Time. Buyer shall be liable for all medical, dental and health claims of Transferred Employees (and their dependents) under the employee welfare benefit plans of Buyer incurred at or after the Effective Time. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which the medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto.

(e) Cafeteria Plan. Effective as of the Effective Time, Buyer shall (or shall cause the Business to) establish or amend a cafeteria plan (“Buyer’s Cafeteria Plan”) described under section 125 of the Code for the Transferred Employees who were eligible to participate in such a plan sponsored by AAR CORP. (“Sellers’ Cafeteria Plan”). Buyer’s Cafeteria Plan shall include medical expense reimbursement accounts and dependent care assistance accounts (described under sections 105, 125 or 129 of the Code) (the “Flex Accounts”) as provided in Sellers’ Cafeteria Plan. As soon as administratively feasible after the Closing, Sellers shall cause AAR CORP. to transfer to Buyer’s Cafeteria Plans the account balance of any Flex Accounts maintained by Transferred Employees who participate in Buyer’s Cafeteria Plan and maintain such Flex Accounts; provided, however, that if the claims made against a Transferred Employee’s Flex Accounts prior to his termination of employment by AAR Manufacturing exceeds the amounts in such account at the Effective Time, Buyer shall reimburse AAR Manufacturing the amount by which such claims exceed the amounts in such Flex Accounts.

(f) If a Transferred Employee becomes eligible to participate in a medical, dental or health plan of Buyer (or its Affiliates), Buyer shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, dental or health plans of AAR CORP. and (ii) credit any complete or partial satisfaction of any deductible and out-of-pocket expenses incurred by the Transferred Employee and his dependents under the applicable medical, dental or health plans of AAR CORP. during the portion of the calendar year in which the Closing occurs. If a Transferred Employee becomes eligible to participate in a group term life insurance plan maintained by Buyer or its Affiliates, Buyer shall cause such plan to waive any medical certification for such Transferred Employee up to the amount of coverage the Transferred Employee had under the life insurance plan of AAR CORP.

(g) U.S. Savings Plan Account Transfer. Transferred Employees will cease making contributions to AAR CORP.’s 401(k) Plan, qualified under Code Sections 401(a) and 401(k) (“Sellers’ Savings Plan”) immediately prior to the Closing Date. Effective as of the Closing Date, Buyer will designate an existing savings plan qualified under Code Section 401(a) and including a cash or deferred feature under Code Section 401(k) and a related trust thereunder which shall be exempt under Code Section 501(a) (“Buyer’s Savings Plan”) that will permit participation by all Transferred Employees who are participating in Sellers’ Savings Plan as of the Closing Date (the “Participating Employees”), within 90 days of the Closing Date. Buyer’s Savings Plan shall permit rollovers and direct trust-to-trust transfers of the Participating Employees’ accounts (including notes evidencing loans) in Sellers’ Savings Plan. Buyer’s Savings Plan shall grant the Participating Employees credit for service with AAR Manufacturing (and any other entity to the extent credit has heretofore been granted by Sellers’ Savings Plan) to the same extent as such service would be credited had it been performed for Buyer, so that the Participating Employees shall receive credit for service with AAR Manufacturing

(and any other entity to the extent credit has heretofore been granted by Sellers’ Savings Plan) for purposes of eligibility to participate and vesting.

(h) Foreign Benefit Plans.

(i) Buyer will, with respect to any Transferred Employees employed outside the United States in connection with the Business on the Closing Date, in addition to satisfying the employment requirements of Section 5.4, adopt or designate employee benefit plans that will provide benefits, including retirement, health and welfare benefits, to such non-U.S. Transferred Employees that are no less favorable, in the aggregate, than the employee benefit plans maintained or contributed to for such non-U.S. Transferred Employees by AAR Manufacturing, an Acquired Company or the Satair JV.

(ii) Buyer will either assume any separate employee benefit plans covering Transferred Employees and their beneficiaries, or designate existing employee benefit plans maintained by Buyer, into which the assets and liabilities attributable to the Transferred Employees and their beneficiaries will be transferred as soon as practicable after Closing, and after any necessary approvals by any Governmental Authority have been obtained or, if no such approvals are required, after Sellers have received evidence from Buyer, reasonably satisfactory to Sellers, that the employee benefit plans adopted or designated by Buyer satisfy all material requirements of Law.

(iii) At the Effective Time, Buyer and Buyer’s employee benefit plans shall be solely responsible for retirement, health and welfare benefits to Transferred Employees, whether accrued before, at or after the Effective Time, and shall indemnify and hold harmless Seller Parties, including any Seller’s employee benefit plans, from any claims by or through any Transferred Employee, or by any Governmental Authority, with respect to any such benefits.

(i) Incentive Plans. Buyer shall cause the Acquired Companies and the Satair JV to assume all obligations of Sellers and their respective Affiliates (excluding the Acquired Companies and the Satair JV) to pay any short-term or annual incentive or bonus amounts, commissions and similar amounts (“Bonuses”), other than any equity incentives, in respect of the fiscal year in which the Closing occurs, but only to the extent accrued on the Final Closing Statement. Buyer shall pay to the Transferred Employees, as a group, an amount equal to no less than the amount accrued on the Closing Statement in respect of such Bonuses for the fiscal year in which the Closing occurs, with such payment to be made no later than 2.5 months following the end of such fiscal year. Subject to Section 5.4(a), any incentive plans continued or established following the Closing Date shall be those incentive plans determined by Buyer.

(j) Employee Access. After the Closing, Buyer will permit Sellers (and their respective Affiliates) to have access to Transferred Employees that such Seller (or such Affiliate of a Seller) may reasonably need in order to defend or prosecute any legal or administrative action to which such Seller (or such Affiliate of a Seller) is a party and which relates to the conduct of the Acquired Companies prior to the Closing. After the Closing, Buyer will cooperate with Sellers (and their respective Affiliates) in providing access to relevant data and employment records of Transferred Employees reasonably necessary to administer the benefits of Transferred Employees under any Benefit Plan. Prior to the Closing, subject to the approval of Sellers (not to be unreasonably withheld or denied), Sellers will permit Buyer reasonable access to the Business Employees and related employment and benefits information and materials for the purpose of expediting the transition of Transferred Employees to Buyer’s employee benefit plans.

(k) No Conflict. Notwithstanding any of the foregoing in this Section 5.4, neither Buyer nor Sellers shall take any action to reduce, eliminate or otherwise avoid obligations to Transferred Employees under existing collective bargaining agreements, employment contracts or Law in the jurisdiction of employment.

(l) General. This Section 5.4 shall survive the Closing and shall be binding on all successors and assigns of Buyer and its Affiliates. Nothing set forth in this Section 5.4 shall confer any rights or remedies upon any employee or former employee of any Acquired Company, any Transferred Employee or upon any other Person other than the parties hereto and their respective successors and assigns or shall constitute an amendment to any Benefit Plan, Foreign Plan or any other plan or arrangement covering the Transferred Employees or employees of Sellers. Nothing in this Section 5.4 shall obligate Buyer to continue the employment of any Transferred Employee for any specific period.

Section 5.5 Books and Records. For a period of five years after the Closing Date, (a) Buyer agrees to, or cause the Business to, retain all Books and Records and to make the same available after the Closing Date for inspection and copying by Sellers or their respective agents at Sellers’ expense, upon reasonable request and upon reasonable notice and (b) no such Books and Records shall be destroyed by Buyer without first advising Sellers in writing and giving Sellers a reasonable opportunity to obtain possession thereof.

Section 5.6 Intellectual Property.

(a) Buyer hereby acknowledges and agrees that nothing in this Agreement grants or shall be deemed to grant to Buyer the right to use, other than in accordance with this Section 5.6, or any interest in (i) the names “AAR”, “AAR CORP.”, “AAR Manufacturing, Inc.”, “AAR International, Inc.” or any trademark, trade name, service mark, corporate name, domain name, logo or other source indicator containing same and/or confusingly similar thereto (collectively, the “Seller Trademarks”) or (ii) any other intellectual property of Sellers and their Affiliates that is not included in the Business Assets.

(b) Notwithstanding the foregoing, Buyer and its Affiliates (including the Acquired Companies and Joint Ventures) shall be permitted to (i) use any signs or stationery, purchase order forms, packaging or other goods or supplies, advertising and promotional materials, product, training and service literature and materials, documentation, or any other materials in any format or medium (“Supplies”) that contain any Seller Trademarks for a period of 180 days after the Closing Date and (ii) may continue to distribute products that are in the possession of any Acquired Company or Joint Venture as of the Closing or that any Acquired Company or Joint Venture produces within 90 days after the Closing Date that include or display the Seller Trademarks (including as a result of the use of a mold or die used by any Acquired Company or Joint Venture in which Seller Trademarks are embedded); provided, however, that if, in connection with any change to, or discontinuance of, the use of any of the Seller Trademarks in connection with any particular products or other materials of any Acquired Company or Joint Venture, the approval of a Governmental Authority is required or any customer Contract requires the approval of the applicable customer, then Buyer and its Affiliates may continue to use the Seller Trademarks in connection with such products or other materials until such approval is obtained. Buyer shall use its reasonable best efforts, and shall cause its Affiliates to use their respective reasonable best efforts, to promptly obtain such approvals. During the time period that Buyer or its Affiliates are using the Seller Trademarks in accordance with the foregoing clause (ii), Buyer shall provide periodic written updates no less frequently than once per month to Sellers regarding the use of the Seller Trademarks and the status of the transition away from the usage of such Seller Trademarks. In addition, Buyer and its Affiliates will have no obligation to modify or update any products distributed prior to the Closing Date to remove or prevent the continued inclusion or display of the Seller Trademarks. After the Closing Date Buyer shall not reorder, produce or reproduce any Supplies that include the Seller Trademarks. After the Closing Date, Sellers grant to Buyer and the Acquired Companies a non-exclusive, non-transferable, non-sublicensable license to use the Seller Trademarks for the periods and in accordance with the terms set forth in this Section 5.6, solely in a high-quality manner that is consistent with past practice. All goodwill associated with the use of the Seller Trademarks shall inure to the benefit of Sellers, all other rights in the Seller Trademarks are reserved to Seller, and nothing herein grants Buyer or any of its Affiliates any right or license to use any other intellectual property owned by Sellers.

(c) Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates (including the Acquired Companies and Joint Ventures) shall have the right, at all times after the Closing Date, to (i) retain and use (solely for internal business purposes) records and other documents and materials containing or referencing the Seller Trademarks as such records, documents and materials exist as of the Closing Date, and (ii) use the Seller Trademarks to refer to the historical fact that the Business was previously conducted under the Seller Trademarks.

Section 5.7 Further Assurances; Cooperation. At any time after the date of this Agreement, Sellers and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents or take any other actions reasonably requested by Buyer or Sellers, as the case may be, and necessary for Buyer or Sellers, as the case may be, to satisfy its obligations hereunder and carry out the purposes hereof. Sellers and Buyer shall each use their respective commercially reasonable efforts to cause the conditions to their respective obligations set forth in Article VI to be satisfied at or prior to Closing, including (subject to Section 5.2) any filings with any Governmental Authority required as a result of the transactions contemplated by this Agreement. Accordingly, if at any time following the Closing Date it is discovered that (i)

Sellers or any of their respective Affiliates has ownership of any Telair U.S. Assets that were not transferred pursuant hereto, Sellers, at their sole cost and expense, shall or shall cause such entity to transfer such Telair U.S. Asset to Buyer and (ii) Buyer or any of its Affiliates (including the Acquired Companies) has ownership of any Excluded Assets, Buyer, at Sellers’ cost and expense, shall or shall cause such entity to transfer such Excluded Assets to Sellers or their designee.

Section 5.8 Compliance with WARN. With respect to the Transferred Employees, Buyer will timely give all notices required to be given under, and will otherwise comply with, WARN and other similar Laws of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by such Laws. For this purpose, Buyer shall be deemed to have caused a plant closing or mass layoff if the plant closing or mass layoff would not have occurred but for Buyer’s failure to employ the Transferred Employees in accordance with the terms of this Agreement. Buyer shall indemnify and hold Sellers harmless from all losses, claims and liabilities arising out of any real or alleged violation of WARN or any similar Law based on Buyer’s failure to offer employment to, hire or retain any Transferred Employees.

Section 5.9 Foreign Implementing Agreements. If, after the date of this Agreement, Sellers and Buyer mutually agree or deem it advisable, or if otherwise necessary to commemorate the transactions contemplated hereby, Sellers and Buyer shall cause to be prepared and, prior to or on the Closing Date, executed by the applicable parties, any additional agreements or instruments implementing the transfer and conveyance to Buyer at the Effective Time of the Shares or the Telair U.S. Assets and the assumption by Buyer of the Assumed Liabilities (the “Foreign Implementing Agreements”). The parties agree that any Foreign Implementing Agreements shall not expand or limit the rights and obligations of Sellers, on the one hand, and Buyer, on the other hand, beyond those provided for in this Agreement, and that the Foreign Implementing Agreements shall not provide for any additional rights or obligations of Sellers or Buyer that are not provided for in this Agreement. The parties shall cooperate in the preparation of any such Foreign Implementing Agreements, which shall be prepared in a form suitable for use by the parties in such foreign jurisdiction. In the event of any conflict between the terms of any such Foreign Implementing Agreements and this Agreement, the parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the parties shall deliver such additional instruments as may be necessary to accomplish the foregoing.

Section 5.10 Disclosure; Investigation. Buyer acknowledges and agrees that Sellers have not made, do not make and specifically negate and disclaim any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, except as (and solely to the extent) specifically set forth in this Agreement and the Ancillary Agreements. Buyer acknowledges and agrees that Sellers make no representations or warranties regarding the future performance of the Business, or any estimates, projections, plans or budgets or similar information furnished to Buyer by or on behalf of Sellers, including any such information made available to Buyer and its representatives in “data rooms” (virtual or physical) or referred to in (1) the Confidential Information Memorandum dated October 2014 and previously delivered to Buyer or its Affiliates or (2) the management presentations made to Buyer or its Affiliates. SELLERS HEREBY DISCLAIM, EXCEPT AS (AND SOLELY TO THE EXTENT) SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, ANY

REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTEES OF ANY KIND OR CHARACTER WHATSOEVER REGARDING THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, OR PROFITABILITY OF THE BUSINESS ASSETS.

Section 5.11 Covenant Not to Compete.

(a) Sellers agree that during the Restricted Period, neither Sellers nor any of their Affiliates shall, directly or indirectly, engage, manage, operate, control, finance or have any ownership interest in any firm, corporation, partnership, proprietorship or other Person that engages in, manages or operates a business that competes with the Business (each, a “Competing Business”) anywhere in the world; provided, however, that it shall not be a violation of this Section 5.11(a) for Sellers or any of their respective Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Sellers or any of their respective Affiliates (x) are not controlling Persons or members of a group that controls such Person and (y) do not, directly or indirectly, own more than 5% or more of the voting securities of such Person, (ii) to acquire after the Closing, directly or indirectly, the equity or assets of, or otherwise become affiliated with or participate in, any enterprise that derives less than 25% of its total annual revenue from a Competing Business, if Sellers divest, or signs a definitive agreement to divest (and subsequently divests), as soon as reasonably practicable (and in any event within 18 months after the closing date of such acquisition), its interest in such enterprise relating to the Competing Business, (iii) to continue operating any of the Excluded Assets or any existing lines of business of AAR CORP. or its Affiliates other than the Business, including the operation of the pallet, shelter and container business by AAR Manufacturing, or (iv) to perform the activities contemplated by the Ancillary Agreements. None of the provisions of this Section 5.11(a) shall operate to prohibit, hinder, impede or restrict from engaging in a Competing Business in any way, any Person which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in any Seller or any of its Affiliates (provided that such Seller and its Affiliates as of the date of such transactions shall continue to be subject to the provisions of this Section 5.11(a) after any such transaction). For purposes of this Section 5.11, the term “Affiliate” shall not include any Persons that are individuals.

(b) During the period beginning on the Closing Date and ending 18 months after the Closing Date, Sellers shall not, and shall cause their Affiliates not to, solicit, recruit for hire or hire any senior management, technical, sales, marketing or engineering Transferred Employee other than through general advertising, search firms, employment agencies or general solicitations not specifically targeted at any employees of the Business; provided, however, that nothing in this Agreement shall prohibit any Seller or its Affiliates from soliciting or recruiting for hire any such employee whose employment with Buyer or its Affiliates (including the Acquired Companies) has terminated, which termination was not induced, directly or indirectly, by Sellers.

(c) The “Restricted Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the four-year anniversary of the Closing Date and (ii) the date Buyer and its Affiliates cease to engage in the Business.

(d) If any provision contained in this Section 5.11 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 5.11 is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.

Section 5.12 Bulk Transfer Laws. Buyer hereby waives compliance by Sellers with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale to Buyer of the Telair U.S. Assets.

Section 5.13 Tax Matters.

(a) Following the Closing, Buyer shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies and the Satair JV for taxable periods ending prior to or on the Closing Date (all such Tax Returns are referred to as the “Prior Period Returns”). The Prior Period Returns shall be prepared, where relevant, in a manner consistent with the Sellers’ past practices, except as otherwise required by Law. Buyer shall deliver to Sellers, for their review and comment, a draft of each Prior Period Return at least 20 days prior to the applicable filing deadline of such Prior Period Return (or to the extent such 20 day period would begin prior to Closing, promptly following Closing). Within 10 days following receipt thereof, Sellers shall deliver to Buyer written notice of any objection with respect to the calculation of Taxes on such Prior Period Return. If Buyer and Sellers are unable to resolve any disputes with respect to such calculations within 10 days following delivery of Sellers’ notice of objection, such dispute shall be submitted to the CPA Firm for resolution, which resolution shall be final and binding upon the parties. Buyer shall make available to Sellers (and to Sellers’ accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Acquired Companies and the Satair JV reasonably requested by Sellers to review the Prior Period Returns.

(b) Following the Closing, Buyer shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies and the Satair JV for taxable periods ending after the Closing Date and shall pay all Taxes related thereto. Buyer shall prepare all Straddle Period Tax Returns in a manner consistent with Sellers’ past practices, except as otherwise required by Law. Buyer shall deliver to Sellers, for their review and comment, a draft of each Straddle Period Tax Return at least 30 days prior to the applicable filing deadline of such Straddle Period Tax Return, together with a proposed calculation of the Taxes allocable to the Pre-Closing Period. Within 15 days following receipt thereof, Sellers shall deliver to Buyer written notice of any objection with respect to the calculation of Taxes allocable to a Pre-Closing Period. If Buyer and Sellers are unable to resolve any disputes with respect to such calculations within 10 days following delivery of Sellers’ notice of objection, such dispute shall be submitted to the CPA Firm for resolution, which resolution shall be final and binding upon the parties. The following conventions shall apply for purposes of determining the portion of any Taxes due with respect to any Straddle Period that is allocable to the Pre-Closing Period: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the period ending on the Closing Date shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and (B) in the case of all other Taxes (including Income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the period ending on the Closing Date based on the relative number of days in such portion of the period as compared to the number of days in the entire period.

(c) Following the Closing, Sellers shall indemnify and hold Buyer and the Acquired Companies harmless from and against (i) any Taxes of the Acquired Companies (and seventy and one-half percent (70.5%) of any Taxes of the Satair JV), in each case, for any taxable period (or portion of any Straddle Period) ending on or prior to the Closing Date (including but not limited to Taxes due with respect to the Prior Period Returns of the Acquired Companies (and seventy and one-half percent (70.5%) of the Taxes shown on the Satair JV Prior Period Returns) and the portion of Taxes attributable to the period prior to Closing due with respect to Straddle Period Tax Returns of the Acquired Companies (and seventy and one-half percent (70.5%) of the portion of Taxes attributable to the period prior to Closing due with respect on the Satair JV Straddle Period Tax Returns)), and (ii) any Taxes of any other person for which any of the Acquired Companies may become liable pursuant to Treas. Reg. section 1.1502-6 (or analogous provisions of foreign, state or local law) as a result of being a member of a consolidated, combined or unitary group of corporations prior to the Closing Date (and seventy and one-half percent (70.5%) of any such Taxes for which the Satair JV may become liable); provided, however, that Sellers shall not be liable for or pay, and shall not indemnify Buyer and/or the Acquired Companies for any Taxes to the extent (A) such Taxes are reflected in the Final Closing Statement or (B) such Taxes are the responsibility of Buyer pursuant to Section 5.13(f). As soon as practicable after any payment of Taxes by Buyer, the Acquired Companies or any of their Affiliates to a Governmental Authority for which Sellers have indemnified a Buyer Party pursuant to Section 5.13 or Section 8.2, Buyer shall (or shall cause the applicable Acquired Company or Affiliate to) deliver to the Sellers the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment.

(d) Buyer shall promptly notify Sellers following receipt of any notice of audit or other proceeding relating to any matter for which Sellers may be required to indemnify Buyer and/or the Acquired Companies pursuant to this Agreement. Each party shall have the right to conduct and control in its sole and absolute discretion any audit or other proceeding with any Tax authority relating to any Tax Returns (i) it has the responsibility to file pursuant to this Section 5.13, or (ii) it has the responsibility to file on or prior to the Closing Date; provided, however, that (i) Sellers shall consult with Buyer on the handling of any audit or other action, suit or proceeding involving any Tax Return Sellers have the responsibility to file and, if such audit or other proceeding would be reasonably expected to result in an increase in Tax Liability of Buyer, or any of the Acquired Companies or Joint Ventures for a post-Closing period, or in any Liability for which Buyer has agreed to indemnify Sellers, Sellers shall not settle any such audit or dispute without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) Buyer (and the applicable Acquired Company) shall consult with Sellers on the handling of any action, suit or proceeding involving a Tax Return that Buyer has the responsibility to file and, if such action, suit or proceeding would be reasonably expected to result in an increase in Tax Liability of Sellers or in any Liability for which Sellers have agreed to indemnify Buyer and/or the Acquired Companies, Sellers, at their sole expense, shall have the right to participate in such action, suit or proceeding, and Buyer (and the applicable Acquired Company) shall not settle any such action, suit or proceeding without the consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Any Tax Refunds that are received by any of the Acquired Companies or the Satair JV shall be for the account of Sellers and shall be forwarded by Buyer to Sellers within seven (7) days after the Tax Refund is received; provided that (A) such amounts shall be net of (1) any reasonable out-of-pocket costs incurred in obtaining such refund of Taxes, (2) any Tax required by Law to be withheld on such payment, and (3) any Taxes borne by Buyer, any of the Acquired Companies or Joint Ventures as a result of its receipt of such Tax Refund, and (B) Sellers shall not be entitled to any Tax Refund attributable to the carryback of a Tax credit or net operating loss arising in a taxable period (or portion thereof) beginning after the Closing Date. If there is a subsequent reduction by a Governmental Authority (or by virtue of a change in applicable Tax Law), of any amounts with respect to which a payment has been made to Sellers pursuant to this Section 5.13(e), then Sellers shall pay Buyer an amount equal to such reduction plus any interest or penalties imposed by a Governmental Authority with respect to such reduction, but in no case more than the amount received by Sellers pursuant to this Section 5.13(e).

(f) Buyer shall pay and indemnify and hold harmless the Seller Parties from and against any Taxes of Sellers and or their respective Affiliates resulting from (i) any actions taken, or caused to be taken, by Buyer or any of its Affiliates following the Closing (other than any transactions pursuant to this Agreement and transaction entered into in the ordinary course), or (ii) any Tax elections that Buyer or any of its Affiliates make or cause to be made with respect to any of the Acquired Companies or the Satair JV following the Closing.

(g) Buyer shall not amend, and shall not allow any of the Acquired Companies or Joint Ventures to amend, any Tax Returns for any taxable period ending on or prior to the Closing Date or Straddle Period Tax Return of any of the Acquired Companies or Joint Ventures, except (i) with the consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed or (ii) as required by applicable Law, but, in the case of this sub-paragraph (ii), only if Buyer or the applicable Acquired Company or Joint Venture provide notice to Sellers, no later than thirty (30) days prior to the filing of such amendment, which details (A) the statutory, regulatory or other legal basis which requires an amendment to such Tax Return and (B) the applicable Law which is the basis for the required amendment to such Tax Return. If Sellers provide notice that they dispute an amendment proposed to be made pursuant to Section 5.13(g), Buyer shall not file such amendment until such dispute is resolved, unless otherwise required by applicable Law. Except as otherwise required by Law, Buyer shall not, and shall not allow any of the Acquired Companies or Joint Ventures to, carryback into any taxable period (or portion thereof) ending on or prior to the Closing Date, any Tax credit, net operating loss, or other tax attribute or benefit arising in a taxable period (or portion thereof) beginning after the Closing Date.

(h) Sellers, on the one hand, and Buyer, on the other, shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each Seller and Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Seller and Buyer agree that the Books and Records delivered to the control of Buyer pursuant to this Agreement to the extent they relate to the operations of any of the Acquired Companies or the Joint Ventures prior to the Closing Date, remain in existence and available, Sellers (at their expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Buyer shall use reasonable efforts not to destroy or allow the destruction of any such Books and Records without first offering in writing to deliver them to Sellers.

(i) Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 5.13 shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof) (except for claims for indemnification asserted prior to the end of the applicable survival period set forth in this Section 5.13(i), which claims shall survive until final resolution thereof).

Section 5.14 Credit Support; Third Party Consents.

(a) Buyer acknowledges that in the course of the conduct of the Business, Sellers have entered into arrangements (a) in which guarantees (including of performance under Contracts included in the Business Assets, letters of credit or other credit arrangements, including surety and performance bonds) were issued by, or for the account of, Sellers or (b) in which Sellers are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate transactions of the Business. Such arrangements by such parties are listed on

Section 5.14 of the Seller Disclosure Letter and are hereinafter referred to as the “Credit Support Arrangements.” Sellers and Buyer agree that the Credit Support Arrangements are to be terminated as soon as reasonably practicable after the Closing. Buyer agrees to (i) use reasonable best efforts to obtain replacement Credit Support Arrangements, which will be in effect at the Closing or as soon as reasonably practicable thereafter, (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or (iii) arrange for itself or one of its subsidiaries to be substituted as the obligor thereon as soon as reasonably practicable after the Closing and, in each case, obtain the release of Sellers and their respective Affiliates from any such Credit Support Arrangements. Buyer shall indemnify and hold such Seller and such Affiliates harmless for any Losses incurred by such Seller or such Affiliates from and after the Closing with respect to such Credit Support Arrangements.

(b) Buyer acknowledges that certain Contracts of the Business may require consent, notice or some other action prior to or on the Closing in connection with the transactions contemplated by this Agreement, and may impose indemnity obligations, including provisions for joint and several liability, upon Sellers, including those agreements listed on Section 3.2 of the Seller Disclosure Letter (collectively, the “Consent Contracts”). Buyer shall indemnify and hold such Seller and such Affiliates harmless for any Losses incurred by such Seller or such Affiliates from and after the Closing with respect to such Consent Contracts (other than any Losses resulting or arising from Sellers’ failure to include any Consent Contracts on Section 3.2 of the Seller Disclosure Letter), including with respect to the failure to obtain any consents required for the transactions contemplated by this Agreement or any Liabilities incurred by Sellers as a result of the performance after the Closing of such Consent Contract by Buyer, the Acquired Companies or their Affiliates.

Section 5.15 Termination of Certain Intercompany Accounts. Sellers hereby agree that effective as of the Closing, except for (i) the Ancillary Agreements and the other agreements and instruments required to be delivered pursuant hereto or thereto and (ii) the Contracts disclosed in Section 5.15 of the Seller Disclosure Letter, it shall take all necessary action to cause all Contracts, commitments, transactions, Liabilities or indebtedness, except for any trade accounts payable or trade accounts receivable to the extent included in the calculation of Net Working Capital, between the Business, on the one hand, and Sellers and/or and any of their respective Affiliates (other than the Acquired Companies and the Joint Ventures), on the other hand, to be terminated and cancelled without any further liability and obligation and to be of no further force or effect.

Section 5.16 Director and Officer Liability, Indemnification and Insurance.

(a) After the Closing, Buyer shall cause each Acquired Company and the Satair JV to continue to, indemnify and hold harmless each present and former director and officer (and similar functionary) of any Acquired Company or the Satair JV and each such Person who served at the request of any Acquired Company or the Satair JV as an officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise of any Acquired Company or the Satair JV (each a “Covered Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to Closing (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Closing, to the fullest extent that any Acquired Company or the Satair JV would have been permitted under applicable Law and/or any of the articles of incorporation or association, by-laws and/or other organizational documents of any Acquired Company or the Satair JV (collectively, the “Constitutive Documents”) in effect on the date hereof to indemnify and/or exculpate any such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, however, the Person to whom such expenses are advanced provides an unsecured undertaking to the applicable Acquired Company or the Satair JV to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) During the period from the Closing until the six (6) year anniversary of the Closing Date, (i) Buyer shall cause the Constitutive Documents of each Acquired Company and the Satair JV to contain the provisions with respect to indemnification and exculpation set forth in the Constitutive Documents of such Acquired Company or the Satair JV on the date of this Agreement, and (ii) Buyer shall not, and shall not permit any Acquired Company or the Satair JV to amend, repeal or modify any provision in the Constitutive Documents of such Acquired Company or the Satair JV relating to the exculpation or indemnification of any Covered Person (unless required by Law), it being the intent of the parties that the Covered Persons shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.

(c) In the event that after the Closing Date, Buyer or any Acquired Company or the Satair JV, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or such Acquired Company or the Satair JV, as the case may be, honor the indemnification and other obligations of such Persons, including under this Section 5.16.

(d) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Covered Person.

Section 5.17 Aviation Regulatory Compliance. Prior to the Closing, Sellers shall use their commercially reasonable efforts to, and shall cause the Business to use its commercially reasonable efforts to, cooperate with Buyer as reasonably requested in connection with changing, effective as of the Closing, the quality system for the Business and the reissuance in Buyer’s name of any repair station certificates and ratings and parts manufacturer approvals (each, a “PMA”) for the products for which the Business has a PMA as of the date of this Agreement. Further, Sellers shall use their commercially reasonable efforts to, and shall cause the Business to use its commercially reasonable efforts to, cooperate, before and after the Closing, in any reasonable arrangement designed to afford Buyer the ability to ship products under Sellers’ PMAs following the Closing (such as issuing FAA Form 8130-3 tags prior to the Closing or entering into an arrangement whereby products can be shipped with 8130-3 tags following the Closing) so long as any such arrangement (i) does not result in liability to Sellers or their respective Affiliates (other than the Acquired Companies or the Joint Ventures), (ii) is in accordance with applicable Laws and (iii) is not unreasonably burdensome to Sellers or any of their respective businesses. The obligations of Sellers under this Section 5.17 shall expire upon the earlier of (x) the receipt by Buyer of a PMA for the products for which the Business has a PMA as of the date hereof or (y) six months after the Closing Date. Buyer shall reimburse Sellers for any out-of-pocket costs or expenses incurred in the performance of the obligations set forth in this Section 5.17.

ARTICLE VI

CONDITIONS TO THE PURCHASE AND SALE

Section 6.1 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Sellers contained in Article III of this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifications, except in respect of Section 3.4) as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) as permitted by this Agreement to change between the date of this Agreement and the Closing Date), except to the extent that all failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had a Material Adverse Effect.

(b) The covenants of Sellers to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) Since the date of this Agreement, there shall have been no change, event or condition of any character (whether or not covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Buyer shall have been furnished with a certificate executed by an authorized officer of each Seller, dated as of the Closing Date, certifying that the conditions contained in Sections 6.1(a), 6.1(b) and 6.1(c) have been fulfilled.

(e) No order, decree or judgment of any court or tribunal of competent jurisdiction that makes the consummation of the purchase and sale of the Shares or the Telair U.S. Assets illegal shall have been issued and be in effect.

(f) The waiting period required by the HSR Act (if applicable) and the German Act against Restrictions of Competition (Gesetz gegen

Wettbewerbsbeschränkungen), and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division or other foreign Governmental Authority, as applicable, shall have expired or been terminated by the FTC and the Antitrust Division or such foreign Governmental Authority.

(g) Prior to or at the Closing, Sellers shall have delivered the following closing documents in form and substance reasonably acceptable to Buyer:

(i) written resignations of certain directors and officers of the Acquired Companies and the Satair JV, as reasonably requested by Buyer;

(ii) a certificate to Buyer in form and substance as prescribed by Section 1.1445, stating that each Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(iii) a copy of the approval by Nordisk board of directors regarding the sale of the shares in Nordisk;

(iv) the Foreign Implementation Agreements, duly executed by Sellers or their respective Affiliates, as applicable; and

(v) UCC-3 termination statements terminating the Encumbrances set forth on Section 6.1(g)(v) of the Seller Disclosure Letter.

Section 6.2 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Sellers on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Buyer and German Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date).

(b) The covenants of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) Each Seller shall have been furnished with a certificate executed by an authorized officer of Buyer, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 6.2(a) and 6.2(b) have been fulfilled.

(d) No order, decree or judgment of any court or tribunal of competent jurisdiction that makes the consummation of the purchase and sale of the Shares or the Telair U.S. Assets illegal shall have been issued and be in effect.

(e) The waiting period required by the HSR Act (if applicable) and the German Act against Restrictions of Competition (Gesetz gegen Wettbewerbsbeschränkungen), and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division or other foreign Governmental Authority, as applicable, shall have expired or been terminated by the FTC and the Antitrust Division or such foreign Governmental Authority.

ARTICLE VII

AMENDMENT AND WAIVER

Section 7.1 Amendment and Modification. This Agreement may only be amended or modified in writing signed by each Seller and Buyer.

Section 7.2 Waiver. At any time prior to the Closing, either Sellers, on the one hand, or Buyer, on the other hand, may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or other acts of Buyer or Sellers, as the case may be, (b) waive any inaccuracies in the representations and warranties of Buyer or Sellers, as the case may be, contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions of Buyer or Sellers, as the case may be, contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed by the party or parties granting such extension or waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival; Knowledge of Breach. The representations, warranties and covenants (to the extent such covenants relate to the performance of obligations prior to the Closing) contained in this Agreement shall survive the Closing until the date that is 12 months after the Closing Date and shall thereupon expire, together with any right to indemnification for a breach or inaccuracy thereof (except for claims for indemnification asserted prior to the end of the applicable survival period set forth in this Section 8.1, which claims shall survive until final resolution thereof), and be of no further force or effect; provided, however, that the representations and warranties contained in Sections 3.1 (Organization and Authority), 3.11 (Acquired Company Capital Stock), 3.15 (Brokers and Finders), and 4.1 (Organization and Authority of Buyer and German Buyer) and the first sentence of Section 3.6 (Title) shall survive the Closing until the expiration of the applicable statute of limitations and the representations and warranties contained in Sections 3.17 (Taxes) shall survive until the date that is five years after the Closing Date. The covenants contained in this Agreement that relate to the performance of obligations after the Closing shall survive the Closing for the periods contemplated by their terms.

Section 8.2 Indemnification.

(a) From and after the Closing Date and subject to Sections 8.1 and 8.4, Sellers, jointly and severally, agree to indemnify and hold harmless Buyer, its Affiliates (including, without limitation, German Buyer) and any of their respective directors, officers, employees, stockholders, successors or assigns (collectively, the “Buyer Parties”) against and in respect of any and all losses, claims, damages, liabilities, fines, reasonable costs and expenses, including reasonable legal fees and expenses (collectively, “Losses”) actually sustained, incurred or suffered by the Buyer Parties, to the extent resulting or arising from (i) any inaccuracy of Sellers’ representations and warranties set forth in Article III of this Agreement or any Ancillary Agreement (and solely for purposes of determining the amount of Losses arising from any inaccuracy (and not for purposes of determining the accuracy of such representation or warranty) without regard to any qualifiers based on materiality or Material Adverse Effect contained in the representation or warranty at issue), (ii) any breach of any covenant or agreement of Sellers set forth in this Agreement or any Ancillary Agreement, (iii) any Excluded Liability or Excluded Asset, (iv) any Business Indebtedness or Sale Bonus Amount not reflected in the Final Closing Statement, (v) the National Air Cargo Crash, or (vi) the matters set forth on Section 8.2 of the Seller Disclosure Letter.

(b) From and after the Closing Date and subject to Section 8.1, Buyer and German Buyer, jointly and severally, shall indemnify and hold harmless Sellers, their Affiliates and any of their respective directors, officers, employees, stockholders, successors or assigns (collectively, the “Seller Parties”) against and in respect of any and all Losses actually sustained, incurred or suffered by the Seller Parties, to the extent resulting or arising from (i) any inaccuracy of Buyer’s or German Buyer’s representations and warranties set forth in this Agreement or any Ancillary Agreement (and solely for purposes of determining the amount of Losses arising from any inaccuracy (and not for purposes of determining the accuracy of such representation or warranty) without regard to any qualifiers based on materiality or Material Adverse Effect contained in the representation or warranty at issue), (ii) any breach of any covenant or agreement of Buyer or German Buyer set forth in this Agreement or any Ancillary Agreement, (iii) the operation of the Business or the Business Assets or actions taken by or on behalf of Buyer or German Buyer after the Effective Time (including any Losses by the Seller Parties arising from the use of the Seller Trademarks pursuant to Section 5.6(b)) or (iv) any Business Liability.

(c) Any indemnification payments pursuant to this Agreement shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law. Such amount shall, to the extent attributable to a specific Telair U.S. Asset, be allocated to the portion of the Purchase Price attributable to such Telair U.S. Asset, as determined pursuant to Section 2.8.

(d) Any claims for indemnification for Taxes shall be exclusively governed by and brought pursuant to the applicable provisions of Section 5.13 other than pursuant to Section 8.2(a) in respect of inaccuracies of the representations and warranties contained in Section 3.17 (which shall not be in duplication of any indemnification under Section 5.13).

(e) The representations and warranties in this Agreement and the Ancillary Agreements and each party’s indemnification obligations pursuant to this Agreement shall not be affected by any investigation or performance of due diligence for or on behalf on any party or its Affiliates or representatives, or the knowledge of the party’s officers, directors, managers, employees or stockholders. No Seller may assert in response to any claim for indemnification submitted by any Buyer Party that Buyer or any of its Affiliates or representatives was negligent in conducting its due diligence or failed to conduct its due diligence properly or adequately, and Sellers hereby expressly waive as a defense, counterclaim or otherwise any such claim or any claim that any investigation or performance of due diligence limits the any party’s indemnification obligations in this Agreement.

Section 8.3 Method of Asserting Claims, etc. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have 45 days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article VIII. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the third party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand unless the settlement (i) includes a full release of the Indemnified Party from all Liability related to the claim or demand, (ii) does not include a finding or admission of any violation of applicable Laws on the part of the Indemnified Party and (iii) does not restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall fully cooperate in the defense of all such claims. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the estimated amount of the liability asserted against the Indemnifying Party by reason of the claim. As a condition to the indemnity provided in Section 8.2(a)(v) and notwithstanding any provision of this Agreement to the contrary, Buyer agrees that: (i) Sellers shall have exclusive control over the conduct of legal proceedings relating to the National Air Cargo Crash; (ii) Buyer shall, and shall cause its Affiliates (including the Acquired Companies) to, cooperate fully with Sellers (including their counsel) with respect to these efforts, including by giving Sellers access during normal business hours to the personnel, business records and other information of the Acquired Companies, the Joint Ventures and the Business; (iii) Buyer and its Affiliates (including the Acquired Companies) shall not engage in communications with third parties, and shall not settle, any claims with respect to the National Air Cargo Crash without the prior written consent of Sellers; and (iv) Buyer shall cause its Affiliates (including the Acquired Companies) to comply with the provisions of this sentence; provided, however, notwithstanding any provision of this Agreement to the contrary, Sellers shall not, and shall cause their respective Affiliates to not, without the prior written consent of Buyer, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any claim, demand or legal proceedings relating to the National Air Cargo Crash unless the settlement (i) does not include a finding or admission of any violation of applicable Laws on the part of Buyer, its Affiliates (including the Acquired Companies and the Joint Ventures) or the Business and (ii) does not restrict the future activity or conduct of Buyer, its Affiliates (including the Acquired Companies and the Joint Ventures) or the Business.

Section 8.4 Indemnification Amounts.

(a) Sellers shall not have liability under Section 8.2(a)(i) until the aggregate amount of the Losses of the Buyer Parties attributable to indemnification claims for which a Claim Notice was properly delivered to Sellers pursuant to Section 8.3 exceeds $4,500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible.

(b) No Buyer Party may assert a claim for indemnification under Section 8.2(a)(i) with respect to any individual claim for Losses where the amount that would otherwise be payable by Sellers hereunder relating to such claim for Losses is less than $15,000 (“Individual Claim Threshold”), and if such claim does not exceed the Individual Claim Threshold, the amount of such claim shall not be taken into account in determining whether or not or to the extent to which the Deductible has been exceeded or reached.

(c) The aggregate amount recoverable by the Buyer Parties for indemnification claims under Section 8.2(a)(i) shall in no event exceed an amount equal to $4,500,000 (the “Cap”).

(d) The aggregate amount recoverable by the Buyer Parties for indemnification claims made under this Agreement shall in no event exceed an amount equal to the Purchase Price.

Section 8.5 Losses Net of Insurance, Tax Benefits, Etc.

(a) The amount of any Loss for which indemnification is provided under Section 5.13 or 8.2 shall be net of (i) any Tax Benefit (as defined below) inuring to Buyer, the Acquired Companies or any of their Affiliates (other than the Satair JV) and 70.5% of any Tax Benefit inuring to the Satair JV on account of such Loss, (ii) any amounts actually received by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (iii) any insurance or other sources of reimbursement actually received as an offset against such Loss, and (iv) accruals or reserves (or overstatement of liabilities in respect of actual liability) included in the calculation of the Net Working Capital or Business Indebtedness on the Final Closing Statement, provided, however, in the cases of clauses (ii) and (iii), less the reasonable and documented third party costs and expenses of obtaining such amounts or reimbursement. For purposes hereof, a “Tax Benefit” shall be deemed to have been actually realized if, and to the extent, the hypothetical Tax Liability, if any, of the Buyer Parties (or any affiliated, combined, consolidated or unitary group of which any Buyer Party is a member) for any taxable year, calculated without taking into account any Tax items attributable to the indemnifiable Losses (and, for the avoidance of doubt, without taking into account any net operating loss carryovers or carrybacks attributable to a indemnifiable Losses incurred in any prior or subsequent taxable year), exceeds the actual Tax Liability, if any, of the Buyer Parties (or any affiliated, combined, consolidated or unitary group of which any Buyer Party is a member) for such taxable year, calculated by taking into account any Tax items attributable to such indemnifiable Losses (including, for the avoidance of doubt, any net operating loss carryovers or carrybacks attributable to a indemnifiable Losses incurred in any prior or subsequent taxable year (determined by treating such indemnifiable Losses as the last item claimed in any prior or subsequent taxable year)).

(b) Buyer shall, and following the Closing shall cause the Acquired Companies and the Satair JV to, seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery is made or a third party payment is received by Buyer, the Acquired Companies or the Satair JV or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection costs and expenses) shall be made promptly to Sellers.

(c) If the amount to be netted hereunder from any payment required under Section 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

Section 8.6 Exclusive Remedy. Following Closing, and except (a) to the extent of non-monetary equitable relief (including specific performance) made with respect to breaches of any covenant or agreement contained in this Agreement to be performed following the Closing, (b) claims described in the following sentence or (c) with respect to matters covered by Sections 2.6, 2.8 and 5.13, the indemnification obligations in this Article VIII shall be the exclusive remedy for breaches of this Agreement or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Article VIII shall operate to limit the common law liability of any party for fraud in the event such party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against any other party, with the specific intent to deceive and mislead such other party, regarding the representations and warranties made herein or in any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of such party pursuant to this Agreement, and no such liability shall not be subject to, or applied toward, the Deductible, the Individual Claim Threshold or the Cap.

Section 8.7 Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for consequential damages, other than consequential damages resulting or arising from breaches of representations and warranties set forth in Article III, or punitive damages that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder other than damages paid to an unaffiliated third party claimant.

Section 8.8 No Set-Off. Neither Buyer nor Sellers shall have any right to set-off any Losses (including indemnification obligations under Section 8.2) against any payments to be made by either of them pursuant to this Agreement, the Ancillary Agreements, or otherwise.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer and each Seller;

(b) by either Buyer, on the one hand, or Sellers, on the other hand, by giving written notice of such termination to the other party or parties, if the Closing shall not have occurred on or prior to July 31, 2015 (the “End Date”); provided that if on the End Date, the conditions to Closing set forth in Sections 6.1(f) and 6.2(e) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at Closing, shall be capable of being satisfied on such date), then the End Date may be extended by Sellers (in their sole discretion) until September 30, 2015; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a party that has breached in any material respect its obligations under this Agreement in any manner that shall have primarily caused the failure of the Closing to occur by such date;

(c) by either Buyer, on the one hand, or Sellers, on the other, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a party that has breached in any material respect its obligations under this Agreement in any manner that shall have primarily caused the issuance of such statute, rule, regulation, order, decree or injunction or taken any other action; or

(d) by either Buyer, on the one hand, or Sellers, on the other, by giving written notice of such termination to the other party or parties, if there has been a breach by such other party or parties of any representation, warranty or covenant in this Agreement, which breach is the sole cause of the failure of the conditions in Article VI to be satisfied, and such breach is not cured prior to the earlier of the End Date and the date which is 30 days after the breaching party’s receipt of written notice of such breach (and provided that the party or parties seeking to terminate this Agreement is not then in material breach of this Agreement).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 9.4, 9.5, 9.6, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14, which shall survive such termination in accordance with their terms and except that nothing herein will relieve any party from liability for any willful breach of any representation or failure to perform any covenant set forth in this Agreement prior to such termination.

Section 9.3 Collection of Receivables or Excluded Assets. If, following the Closing, AAR Manufacturing or any of its Affiliates receives a payment that constitutes or is in respect of a Telair U.S. Asset, AAR Manufacturing shall promptly pay such amount to Buyer. If, following Closing, Buyer, any Acquired Company or any of their Affiliates receives a payment that constitutes or is in respect of an Excluded Asset, Buyer or the Acquired Company, as the case may be, shall promptly pay such amount to Sellers.

Section 9.4 Expenses. Unless otherwise indicated herein (including Section 5.2(b)(i)), the parties shall bear their own respective out-of-pocket expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants), and Sellers shall bear all such out-of-pocket expenses incurred by the Acquired Companies and the Joint Ventures, incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby, including filing fees.

Section 9.5 Assignment. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Except as provided in the following sentence, this Agreement may not be assigned by any party hereto without the express prior written consent of the other party. Buyer may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to a Subsidiary of Buyer (including, without limitation, German Buyer); provided, however, that in such event, Buyer shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.

Section 9.6 Entire Agreement; No Third Party Rights. Except as otherwise contemplated herein (including Sections 5.16, 8.2(a) and 8.2(b)), this Agreement (along with the Seller Disclosure Letter and the Buyer Disclosure Letter) and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) are not intended to confer upon any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in the immediately preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms (including, by way of illustration and not limitation, an instance where a warranty in a deed of transfer imposes, implicitly or explicitly, greater obligations on the grantor than are imposed by the terms of this Agreement) in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, equityholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

Section 9.7 Disclosure Letters. The disclosures made on any section of the Seller Disclosure Letter shall be deemed to be made with respect to (i) the corresponding representation, warranty, covenant or agreement and (ii) any other representation or warranty of Sellers to the extent (solely in the case of this clause (ii)) it is reasonably apparent that such disclosure relates to such other representation or warranty. Inclusion of any matter in any section of the Seller Disclosure Letter shall expressly not be deemed to constitute an admission by Sellers or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement. Any capitalized and undefined term used in any section of the Seller Disclosure Letter and the Buyer Disclosure Letter shall have the same meaning assigned to such term herein.

Section 9.8 Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Section 9.9 Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any, way affect the meaning or interpretation of this Agreement.

Section 9.10 Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the parties at the following addresses (or a such other addresses as shall be specified by like notice):

(a) if to a Seller, to:

c/o AAR CORP.

1100 North Wood Dale Road

Wood Dale, IL 60191

Attention: General Counsel

Facsimile: (630) 227-2059

With copies to:

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, IL 60601

Attention: James J. Junewicz

Facsimile: (312) 558-5700

(b) if to Buyer, to:

c/o TransDigm Inc.

1301 East Ninth Street, Suite 3000

Cleveland, Ohio 44114

Attention: W. Nicholas Howley, Chairman and Chief Executive Officer; Halle Fine Terrion, General Counsel and Chief Compliance Officer

Facsimile: (216) 706-2937

With a copy to:

Baker & Hostetler LLP

PNC Center

1900 East Ninth Street, Suite 3200

Cleveland, Ohio 44114

Attention: John M. Gherlein; John J. Allotta

Facsimile: (216) 696-0740

Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

Section 9.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) agrees that this Agreement involves at least $100,000.00; (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 DEL. C. 2708; (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (d) agrees that, except as set forth in Section 2.6 or 2.8, all claims with respect to any such action or proceeding shall be heard and determined in such court and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such court; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (f) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, that in the event it is determined that the Court of Chancery lacks subject matter jurisdiction to adjudicate the claims asserted in any such action or proceeding, then in lieu of clause (c) above, the parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois in Chicago with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that mailing by certified or registered mail, return receipt requested, of any service of process on such party to its address as specified in or pursuant to Section 9.10 shall be deemed effective service of process on such party.

Section 9.12 Waiver of Jury Trial. PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

Section 9.13 Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.14 Public Announcements. Buyer and Sellers agree to issue a joint press release with respect to the execution and delivery of this Agreement and the transactions contemplated hereby, which press release shall be substantially in the form of the draft previously approved by both parties on the date hereof. Sellers and Buyer shall agree on the time and manner of distribution of the press release, and no party shall make the press release public prior to such time. Buyer and Sellers agree not to make any public announcements or issue any press releases in connection with the transactions contemplated hereby without the prior consent of each other party, which consent shall not be unreasonably withheld; provided, however, that the parties may make any such announcements or statements which such party has been advised by counsel may be required by applicable Law (including stock exchange regulations).

Section 9.15 Specific Performance. Each party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy for any such breach. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 9.16 Attorney-Client Privilege and Conflict Waiver. Winston & Strawn LLP has represented one or more of Sellers, the Acquired Companies and the Joint Ventures. The parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the parties agree that (a) Buyer shall not, and shall not cause the Acquired Companies or the Joint Ventures to, seek to have Winston & Strawn LLP disqualified from representing Sellers in connection with any dispute that may arise between Sellers and Buyer, the Acquired Companies or Joint Ventures in connection with this Agreement or the transactions contemplated hereby and (b) in connection with any dispute that may arise between Sellers and Buyer, the Acquired Companies or the Joint Ventures, Sellers (and not Buyer, the Acquired Companies or the Joint Ventures) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Acquired Companies or Joint Ventures and Winston & Strawn LLP relating to this Agreement and the transactions contemplated hereby that occurred before the Closing.

Section 9.17 TransDigm Guarantee. Buyer absolutely, irrevocably and unconditionally guarantees the full and timely payment and performance of the obligations of German Buyer when due and payable or required to be performed, as applicable, in accordance with this Agreement. If German Buyer fails to discharge any of its obligations when due under this Agreement, upon written notice from Sellers to Buyer of such failure, Buyer will perform and discharge such obligations. To enforce the obligations of Buyer in this Section 9.17, it shall not be necessary for Sellers first to (a) institute suit or exhaust its remedies against German Buyer or any other Person, (b) join German Buyer or any other Person in any action seeking to enforce any obligation hereunder or (c) resort to any other means of obtaining payment or enforcement of the obligations of German Buyer. The guarantee set forth in this Section 9.17 is a continuing and absolute guarantee, and it will not be discharged, and will remain in full force and effect, until the full payment and performance required to be paid and performed by German Buyer pursuant to this Agreement. The guarantee set forth in this Section 9.17 shall immediately and automatically terminate upon the full payment and performance of all amounts and obligations required to be paid and performed by German Buyer pursuant to the terms of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

AAR INTERNATIONAL, INC.

By:	/s/ Timothy J. Romenesko
	Name:	Timothy J. Romenesko
	Title:	President

AAR MANUFACTURING, INC.

By:	/s/ Timothy J. Romenesko
	Name:	Timothy J. Romenesko
	Title:	President

TRANSDIGM INC.

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
	Title:	Executive Vice President and Chief Financial Officer

TRANSDIGM GERMANY GMBH

By:	/s/ Gregory Rufus
	Name:	Gregory Rufus
	Title:	Managing Director

APPENDIX A

DEFINITIONS

The following terms shall have the meanings set forth or as referred to below (references to specific Articles and Sections are to the Articles and Sections of the Agreement, unless specifically stated otherwise):

“A400M Contract” means that certain Contract PCG/2828/02/2010 Relating to the Design, Development, Manufacture Supply and Support of Cargo Handling System for A400M Programme, dated January 24, 2011, as amended by Amendment 1, dated July 1, 2012, Amendment 2, dated July 12, 2013, Amendment 3, dated September 24, 2013 and Amendment 4, dated December 3, 2013, between Airbus S.A.S., acting on its own or on behalf of Airbus Operations GmbH and AAR Manufacturing dba AAR Cargo Systems.

“AAR CORP.” means AAR CORP., a Delaware corporation.

“AAR International” has the meaning set forth in the Preamble.

“AAR Manufacturing” has the meaning set forth in the Preamble.

“Acquired Companies” means those entities listed on Appendix B.

“Acquired Company Group Shares” has the meaning set in Section 3.11(a).

“Additional Contracts” means each of the following Contracts to which AAR Manufacturing (with respect to the Business), any Acquired Company or the Satair JV is a party or by which the Business Assets or the Business is bound:

(i) Government Contracts;

(ii) purchase or sale orders for the future sale of products or services under Government Contracts in excess of $700,000, other than pursuant to Contracts disclosed pursuant to Section 3.9(a)(xi);

(iii) Contracts in excess of $500,000 granting any third party any right of first refusal, right of first offer or similar preferential rights that limits or purports to limit the ability of the Business to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of the Business Assets or the Business;

(iv) Contracts with a remaining term greater than 12 months and (i) relating to any sales representative with expected payments in excess of $50,000 during the remaining term or (ii) relating to any distributor with expected payments in excess of $500,000 during the remaining term; and

(v) Contracts in excess of $500,000 providing for fixed pricing for the products or services of the Business for a period of longer than one year after the Closing.

“Adjustment Payment” has the meaning set forth in Section 2.6(e).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.8.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Escrow Agreement, the Goldsboro Real Estate Lease, the Release Agreement, the Telair Transfer Deed and the Transition Services Agreement.

“Annual Financial Information” has the meaning set forth in Section 3.3(a).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as Amended, the HSR Act, and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy and Equity Principles” has the meaning set forth in Section 3.1.

“Benefit Plans” has the meaning set forth in Section 3.13(a).

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement between Buyer, on the one hand, and Sellers, on the other hand, in substantially the form of Exhibit A.

“Bonuses” has the meaning set forth in Section 5.4(i).

“Books and Records” means all books, ledgers, files, reports, plans and operating records.

“Business” means the Nordisk Business, the Telair Europe Business and the Telair U.S. Business, taken as a whole.

“Business Assets” means (a) the Telair U.S. Assets and (b) all of the property and assets, real, personal or mixed, tangible and intangible, wherever located, owned, leased or licensed, as applicable, by the Acquired Companies and the Satair JV, in each case other than the Excluded Assets.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law to not open or remain closed.

“Business Employees” has the meaning set forth in Section 5.4(a).

“Business Indebtedness” means Indebtedness for which the Acquired Companies are liable, excluding any Indebtedness owing (a) by any Acquired Company or Joint Venture to any other Acquired Company or Joint Venture or (b) by the Business, on the one hand, to Sellers and/or and any of their respective Affiliates (other than the Acquired Companies), on the other hand.

“Business Liabilities” means (a) the Assumed Liabilities and (b) all Liabilities or obligations of the Acquired Companies, whether or not the same is required to be accrued on the financial statements of any Acquired Company.

“Buyer” has the meaning set forth in the Preamble. Except with respect to the references contained in Section 2.1, references to the Buyer shall also include the German Buyer as appropriate.

“Buyer Disclosure Letter” means the disclosure letter delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement.

“Buyer Parties” has the meaning set forth in Section 8.2(a).

“Buyer’s Cafeteria Plan” has the meaning set forth in Section 5.4(e).

“Buyer’s Savings Plan” has the meaning set forth in Section 5.4(g).

“Cap” has the meaning set forth in Section 8.4(c).

“Cash Deposits” has the meaning set forth in Section 2.2(a).

“Claim Notice” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Cash Amount” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Date Interest Rate” means the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by The Wall Street Journal, Eastern Edition.

“Closing Statement” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 5.11(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.1(b).

“Consent Contract” has the meaning set forth in Section 5.14(b).

“Continuation Coverage” has the meaning set forth in Section 5.4(c).

“Contract” or “Contracts” means all written contracts, subcontracts, agreements, open sales or purchase orders, leases, subleases, licenses, instrument and other legally binding commitments, undertaking, arrangements or understandings of any kind, other than intercompany contracts and agreements.

“Constitutive Documents” has the meaning set forth in Section 5.16(a).

“Contract Adjustment Amount” has the meaning set forth in Section 2.4 of the Seller Disclosure Letter.

“Covered Person” has the meaning set forth in Section 5.16(a).

“CPA Firm” means PricewaterhouseCoopers, which does not have any material relationships with Sellers or Buyer, or if at the time any services are needed of PricewaterhouseCoopers under this Agreement such firm is providing material services to any party hereto, then such other firm of independent accountants of international standing to which Buyer and Sellers reasonably agree.

“Credit Support Arrangements” has the meaning set forth in Section 5.14(a).

“Current Assets” means the accounts receivable, inventory, prepaid expenses and other current assets, in each case, of the Acquired Companies, the Satair JV and the Telair U.S. Business and net of all applicable reserves, and Cash Deposits, but shall exclude (a) positive or negative cash and cash equivalents, (b) the current portion of all capitalized development, including the “A400M” program and FedEx program, (c) current and deferred Income Tax assets, (d) any amount owed to the Telair U.S. Business, the Acquired Companies and/or the Satair JV by Sellers or their Affiliates (other than the Acquired Companies and/or the Joint Ventures), (e) the excess over average inventory account; provided, that trade receivables incurred in the ordinary course of business (and evidenced by a written invoice or other Contract) between the Business, on one hand, and any Affiliate of Sellers (other than AAR CORP. or either Seller) shall be included in the definition of Current Assets.

“Current Liabilities” means the accounts payable, accrued expenses, customer deposits, deferred revenue, unearned income and other current liabilities, in each case, of the Acquired Companies, the Satair JV and the Telair U.S. Assets, but shall exclude (a) current and deferred Income Tax liabilities and accruals (including all deferred taxes), (b) any accrual with respect to the Telair U.S. Business for workers’ compensation, auto or general liability, (c) any amount owed by the Telair U.S. Business, the Acquired Companies and/or the Satair JV to Sellers or their Affiliates (other than the Acquired Companies and/or the Joint Ventures), and (d) the Sale Bonus Amount; provided, that trade payables incurred in the ordinary course of business (and evidenced by a written invoice or other Contract) between the Business, on one hand, and any Affiliate of Sellers (other than AAR CORP. or either Seller) shall be included in the definition of Current Liabilities.

“Deductible” has the meaning set forth in Section 8.4(a).

“Effective Time” means 5:01 p.m. on the Business Day immediately prior to the Closing in each respective time zone in which facilities of the Business are located.

“Encumbrance” means any lien, charge, encumbrance, hypothecation, security interest, pledge or mortgage of any kind.

“End Date” has the meaning set forth in Section 9.1(b).

“Environment” means any soil, surface water, groundwater, drinking water supply, land surface or subsurface strata, stream sediments and ambient air.

“Environmental Law” means any law or regulation of any Governmental Authority relating to the protection of the environment or exposure to Hazardous Substances, in each such case in force at the date of this Agreement.

“Environmental Permits” has the meaning set forth in Section 3.16(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.13(b).

“Escrow Agent” means a financial institution mutually agreeable to the parties hereto.

“Escrow Agreement” means that certain Escrow Agreement to be entered into among Buyer, Sellers and the Escrow Agent, in form and substance mutually agreeable to the parties thereto.

“Escrow Amount” has the meaning set forth in Section 2.4(b).

“Estimated Business Indebtedness Amount” has the meaning set forth in Section 2.5(b).

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.5(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.5(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Final Closing Statement” has the meaning set forth in Section 2.6(d).

“Financial Information” has the meaning set forth in Section 3.3(a).

“Flex Accounts” has the meaning set forth in Section 5.4(e).

“Foreign Implementing Agreements” has the meaning set forth in Section 5.9.

“Foreign Plans” has the meaning set forth in Section 3.13(d).

“FTC” means the United States Federal Trade Commission.

“GAAP” means the generally accepted accounting principles used in the United States.

“German Buyer” has the meaning set forth in the Preamble.

“Goldsboro Real Estate Lease” means the Real Estate Lease Agreement between Buyer and AAR Manufacturing, the principal terms of which are attached hereto as Exhibit B.

“Government Contracts” means Contracts with any Governmental Authority or under which the Business is a direct subcontractor to a Person which, to Sellers’ Knowledge, is a party to a Contract with any Governmental Authority with respect to which the Business’s Contract relates, the performance of which involves consideration in excess of $250,000.

“Governmental Authority” means any United States or foreign supranational (including the European Union), national, federal, state, county, provincial, local or municipal authority or other governmental or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, courts of law and equity.

“Hazardous Substances” means any hazardous or toxic substance, material or waste, including petroleum, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means Taxes determined on the basis of income or gross receipts.

“Indebtedness” means, with respect to any Person, without duplication, all liabilities relating to or arising from: (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or other debt security, (c) any obligations which are required to be classified as capitalized leases in accordance with GAAP with respect to which such Person is liable, (d) any interest rate swaps, foreign exchange and similar hedging obligations, (e) deferred purchase price for purchased property or services that is not evidenced by trade accounts payable and accrued expenses, and (f) any guaranties of any liability or obligation of any third party for, or any interest, principal, prepayment penalty, fees or expenses, in each case, to the extent payable in respect of those items listed in clauses (a) through (e) of this sentence. Indebtedness shall not include any (i) undrawn guarantees, letters of credit, performance bonds, bid bonds or other sureties of any kind or nature issued by or on behalf of any Acquired Company or the Satair JV in connection with any customer Contracts, proposals or otherwise, (ii) payables or loans of any kind or nature between the Business, on the one hand, and Sellers and/or and any of their respective Affiliates (other than the Acquired Companies and the Satair JV), on the other hand, (iii) any of the items set forth in Section 5.14(a) of the Seller Disclosure Letter and (iv) the Sale Bonus Amount.

“Indemnified Party” means the party entitled to indemnification pursuant to Article VIII.

“Indemnifying Party” means the party required to indemnify the other party pursuant to Article VIII.

“Individual Claim Threshold” has the meaning set forth in Section 8.4(b).

“Initial Purchase Price” has the meaning set forth in Section 2.5(b).

“Interim Financial Information” has the meaning set forth in Section 3.3(a).

“IP Contracts” has the meaning set forth in Section 3.14(b).

“IRS” means the United States Internal Revenue Service.

“Joint Ventures” means the entities listed on Appendix C.

“Knowledge” means, in the case of Sellers, the actual knowledge of the Persons listed in Section A-1 of the Seller Disclosure Letter and, in the case of Buyer, the actual knowledge of the persons listed in Section A-1 of the Buyer Disclosure Letter.

“Law” means any applicable federal, state, local, foreign or other Governmental Authority’s statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.

“Leased Real Property” means the real property and other interests in the real property leased or subleased to AAR Manufacturing, any Acquired Company or the Satair JV and included in the Business Assets.

“Liability” means debt, liability, obligation, loss, damage, cost or expense of any kind, character or description whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several and due or to become due, vested or unvested, executory, determined, determinable or otherwise, including any liability for Taxes.

“Loss” and “Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Business (including the Acquired Companies and the Joint Ventures) taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect (unless, with respect to any matter described in the following clauses (c), (d), (e), (f), (g) and (i), it has a materially disproportionate effect on the Business relative to comparable businesses operating in the industry in which the Business operates): (a) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period (although the underlying performance, facts and circumstances causing such failure may be taken into account unless otherwise provided herein); (b) any adverse Effect to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, customer, distributor, partner or similar relationships or any loss of employees) or to the failure to obtain any customer consents; (c) general economic, regulatory or political conditions or changes, (d) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) military action or any act of terrorism (other than damage to or destruction of any Business Assets caused by any of the foregoing), (f) a hurricane, earthquake or other natural disaster (other than damage to or destruction of any Business Assets caused by any of the foregoing), (g) any adverse Effect attributable to conditions affecting (i) the industries in which the Business participates (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Business, including its customers and suppliers) or (ii) the economy of any country as a whole in which country the Business has operations or sales; (h) any adverse Effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the Ancillary Agreements (including any adverse Effect that results from Buyer’s refusal to permit Sellers, the Acquired Companies or the Satair JV, upon Sellers’ request to Buyer, to take any of the actions itemized in Section 5.3); (i) any adverse Effect arising from or relating to any change in accounting requirements or principles or any change in Laws or the interpretation or enforcement thereof; (j) any adverse Effect arising from or relating to actions required to be taken under Laws or Contracts; (k) any Permitted Encumbrance; (l) the failure of the Business to obtain any amendment or modification of the A400M Contract or the Certification (as defined in the Seller Disclosure Letter) of the X-lock (as defined in the Seller Disclosure Letter) relating to the A400M Contract; (m) the termination or departure of any Business Employee or (n) any matter set forth in Seller Disclosure Letter. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“National Air Cargo Crash” means the crash of a Boeing 747-428 (Registration No. N949CA, operated by National Airlines / National Air Cargo) shortly after takeoff from Bagram Air Base, Afghanistan on April 30, 2013.

“Net Working Capital” means, as of a given date and time, (a) Current Assets minus (b) Current Liabilities. It is understood that, for purposes of determining Net Working Capital, (i) all of the Business Assets that are Current Assets and all of the Business Liabilities that are Current Liabilities shall be taken into account, (ii) no Excluded Assets shall be taken into account and (iii) no Business Indebtedness shall be taken into account. For illustrative purposes, attached to Section A-2 of the Seller Disclosure Letter is a calculation of Net Working Capital using a four-month average of the applicable components included in Net Working Capital.

“Nordisk” means Nordisk Aviation Products AS, a company organized under the Laws of Norway.

“Nordisk Business” means the design, engineering, manufacture, marketing, sale and distribution of air cargo containers and pallets, as conducted by Nordisk and its Subsidiaries and the Joint Venture in which it has an ownership interest as of the date of this Agreement (with such changes as are permitted by this Agreement).

“Notice Period” has the meaning set forth in Section 8.3.

“Owned Real Property” has the meaning set forth in Section 3.5(a).

“Participating Employees” has the meaning set forth in Section 5.4(g).

“Permitted Encumbrances” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Encumbrances, including all statutory Encumbrances, arising or incurred in the ordinary course of business for amounts not delinquent, (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and for which appropriate reserves have been accrued, (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, (d) pledges or deposits made in the ordinary course of business and on a basis consistent with past practice under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, which are not materially violated by the current use or occupancy of such real property or the operation of the Business thereon, (f) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any permits, licenses, governmental authorizations, registrations or approvals described in Section 3.8, and (g) Encumbrances that do not interfere in any material respect with the use of any asset that is material to the Business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

“Post-Closing Difference” has the meaning set forth in Section 2.6(e).

“Pre-Closing Period” is the portion of a Straddle Period ending on the Closing Date.

“Prior Period Returns” has the meaning set forth in Section 5.13(a).

“Purchase Price” has the meaning set forth in Section 2.4(a).

“Real Property Leases” has the meaning set forth in Section 3.5(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances) into the Environment.

“Release Agreement” means the Release Agreement, in substantially the form of Exhibit C.

“Sale Bonus Amount” means, without duplication, any liabilities or obligations of the Acquired Companies or the Joint Ventures for any success, change of control or similar bonuses or payments payable to any current or former employee or director upon the consummation of the transactions contemplated hereunder (including the employer portion of any payroll, social security, unemployment or similar taxes).

“Satair JV” shall mean Telair International Services PTE. Ltd., a company organized under the Laws of Singapore.

“Securities Act” has the meaning set forth in Section 4.7.

“Seller Benefit Plans” has the meaning set forth in Section 5.4(b).

“Seller Disclosure Letter” means the disclosure letter delivered by Sellers to Buyer and German Buyer concurrently with the execution and delivery of this Agreement.

“Seller Parties” has the meaning set forth in Section 8.2(b).

“Seller Trademarks” has the meaning set forth in Section 5.6(a).

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Objection” has the meaning set forth in Section 2.6(b).

“Sellers’ Review Period” has the meaning set forth in Section 2.6(b).

“Sellers’ Cafeteria Plan” has the meaning set forth in Section 5.4(e).

“Sellers’ Savings Plan” has the meaning set forth in Section 5.4(g).

“Shares” means all of the outstanding capital stock (or equity equivalents) of Nordisk and Telair.

“Significant Contracts” has the meaning set forth in Section 3.9.

“Straddle Period” is any Tax period that includes (but does not end on) the Closing Date.

“Straddle Period Income Tax Return” is any Income Tax Return that is a Straddle Period Tax Return.

“Straddle Period Tax Return” is any Tax Return of an Acquired Company or the Satair JV for a Straddle Period.

“Subsidiary” of any Person means any corporation, partnership or other legal entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Supplies” has the meaning set forth in Section 5.6(b).

“Tax Benefit” has the meaning set forth in Section 8.5(a).

“Tax Refunds” means any refund, Tax credit, or similar benefit realized by, or with respect to, any of the Acquired Companies and/or the Satair JV with respect to any taxable periods (or portions thereof) ending on or prior to the Closing Date (together with any interest thereon received from the applicable Governmental Authority); provided, however, that “Tax Refunds” shall only include Acquired Companies and seventy and one-half percent (70.5%) of any such amounts received with respect to the Satair JV.

“Tax Returns” means all reports and returns required to be filed with respect to Taxes.

“Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all gross or net income, gross or net receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority (in each case whether disputed or not).

“Telair” means Telair International GmbH, a company organized under the Laws of Germany, registered with the commercial register of the local court of Munich, Germany, under HRB 41226.

“Telair Europe Business” means the design, engineering, manufacture, marketing, sale, distribution and support of on-board baggage and cargo-handling systems for widebody,

narrowbody and regional aircraft, as conducted by Telair and its Subsidiaries and the Joint Venture in which it has an ownership interest as of the date of this Agreement (with such changes as are permitted by this Agreement).

“Telair Transfer Deed” has the meaning set forth in Section 2.1(a)(i).

“Telair U.S. Assets” has the meaning set forth in Section 2.1(b).

“Telair U.S. Business” means the design, engineering, manufacture, marketing, sale, distribution and support of cargo-handling systems for military and freight aircraft, as conducted by any AAR Manufacturing as of the date of this Agreement (with such changes as are permitted by this Agreement).

“Transfer Taxes” has the meaning set forth in Section 2.7.

“Transferred Employees” has the meaning set forth in Section 5.4(a).

“Transition Services Agreement” means the Transition Services Agreement between Buyer and Sellers substantially in the form attached hereto as Exhibit D.

“WARN” means the Worker Adjustment and Retraining Notification Act and any similar Laws of any jurisdiction.

“Working Capital Target” means $95,069,000.

APPENDIX B

ACQUIRED COMPANIES

Nordisk Aviation Products AS, a Norwegian company

Telair International GmbH, a German company

Nordisk Asia Pacific Pte Ltd., a Singapore company

Nordisk Aviation Products (Kunshan) Ltd., a Chinese company

Nordisk Asia Pacific Ltd., a Hong Kong company

Telair International AB, a Swedish company

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APPENDIX C

JOINT VENTURES

DAS Nordisk Limited, a Hong Kong company

Telair International Services PTE, Ltd., a Singapore company (defined herein as the “Satair JV”)

C-1